SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FIRST HORIZON NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2009

Dear Shareholders:

You are cordially invited to attend First Horizon National Corporation’s 2009 annual meeting of shareholders. We will hold the meeting on April 21, 2009, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, at 10:00 a.m. local time. We have attached the formal notice of the annual meeting, our 2009 proxy statement, and a form of proxy.

At the meeting, we will ask you to elect five directors, to ratify the appointment of KPMG LLP as our independent auditors for 2009 and to approve an advisory proposal on executive compensation. The attached proxy statement contains information about these matters.

Our annual report to shareholders, which contains detailed financial information relating to our activities and operating performance during 2008, is being delivered to you with our proxy statement but is not deemed to be “soliciting material” under SEC Regulation 14A.

Your vote is important. You may vote by telephone, over the Internet or by mail, or if you attend the meeting and want to vote your shares, then prior to the balloting you should request that your form of proxy be withheld from voting. We request that you vote by telephone or over the Internet or return your proxy card in the postage-paid envelope as soon as possible.

Sincerely yours,

MICHAEL D. ROSE
Chairman of the Board

FIRST HORIZON NATIONAL CORPORATION
165 Madison Avenue
Memphis, Tennessee 38103

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
April 21, 2009

The annual meeting of shareholders of First Horizon National Corporation will be held on April 21, 2009, at 10:00 a.m. local time in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee.

The items of business are:

(1)	Election of five directors to serve until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified.

(2)	Ratification of the appointment of auditors.

(3)	Approval of an advisory proposal on executive compensation.

These items are described more fully in the following pages, which are made a part of this notice. The close of business on February 20, 2009 is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

Management requests that you vote by telephone or over the Internet (following the instructions on the enclosed form of proxy) or that you sign and return the form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.

CLYDE A. BILLINGS, JR.
Senior Vice President,
Assistant General Counsel
and Corporate Secretary

Memphis, Tennessee
March 16, 2009

IMPORTANT NOTICE

PLEASE (1) VOTE BY TELEPHONE OR (2) VOTE OVER THE INTERNET OR (3) MARK, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
TABLE OF CONTENTS

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
165 Madison Avenue
Memphis, Tennessee 38103

GENERAL MATTERS

This proxy statement is being mailed to shareholders beginning on or about March 16, 2009. The Board of Directors is soliciting proxies to be used at our annual meeting of shareholders to be held on April 21, 2009 at 10:00 a.m. local time in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof. In this proxy statement, First Horizon National Corporation will be referred to by the use of “we,” “us” or similar pronouns, or simply as “First Horizon,” and First Horizon and its consolidated subsidiaries will be referred to collectively as “the Corporation.”

The accompanying form of proxy is for use at the meeting if you will be unable to attend in person. To obtain directions to be able to attend the meeting and vote in person, contact our Community Relations office at 866-365-4313. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of items 1, 2 and 3 below:

1.	Election of five directors to serve until the 2010 annual meeting of shareholders or until their successors are duly elected and qualified. (see page 17)

2.	Ratification of the appointment of auditors. (see page 18)

3.	Approval of an advisory proposal on executive compensation. (see page 19)

First Horizon recommends that you vote in favor of items 1, 2 and 3 listed above. We will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies by mail, we may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation. We have hired Morrow & Co., LLC, 470 West Ave., Stamford CT 06902 to aid us in the solicitation of proxies for a fee of $6,500 plus out-of-pocket expenses. An additional charge of $5.00 per holder will be incurred should we choose to have Morrow & Co. solicit individual holders of record.

Our common stock is the only class of voting securities. There were 205,544,682 shares of common stock outstanding and entitled to vote as of February 20, 2009, the record date for the annual shareholders’ meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. A plurality of the votes cast is required to elect the nominees as directors; however, we have adopted a director resignation policy that requires a director to tender his or her resignation upon receiving, in an uncontested election, a majority of the votes cast “withheld” from his or her election. (For additional information on our director resignation policy, see the summary of the policy in the “Corporate Governance and Board Matters—Introduction” section of this proxy statement beginning on page 3. The policy is also incorporated into our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.) A majority of the votes cast is required to ratify the appointment of auditors and approve the advisory proposal on executive compensation. Both “abstentions” and broker “non-votes” will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items.

Some of our shareholders own their shares using multiple accounts registered in variations of the same name. If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our stock transfer agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-536-3558, or by mail to Shareowner Services, P.O. Box 64854, St. Paul, MN 55164-0854. Also, in some cases multiple members of the same family living in the same household have shares registered in their names. In that case, prior to 2006 each family member received multiple copies of the annual report, proxy statement, and other mailings. Duplicate mailings in most cases are an unnecessary expenditure for us and inconvenient for you. As described below, we have taken steps to reduce them, and we encourage you to eliminate them whenever you can.

Currently, family members living in the same household generally receive only one copy per household of the annual report, proxy statement, and most other mailings. The only item which is separately mailed for each registered shareholder or account is a proxy card. If your household receives only one copy and if you wish to start receiving separate copies in your name, apart from others in your household, you must request that action by contacting our Stock Transfer Agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-602-7615 or by writing to it at Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854. That request must be made by each person in the household who desires a separate copy. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate the duplications, please request that action by contacting Wells Fargo using the contact information given in this paragraph above. In either case, in your communications, please refer to your account number and our company number (998). Please be aware that if you hold shares both in your own name and as a beneficial owner through a broker, bank or other nominee, it is not possible to eliminate duplications as between these two types of ownership.

If you and other members of your household are beneficial owners of shares, meaning that you own shares indirectly through a broker, bank, or other nominee, you may eliminate a duplication of mailings by contacting your broker, bank, or other nominee. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

If your household receives only a single copy of this proxy statement and our 2008 annual report and if you desire your own separate copies for the 2009 annual meeting, you may pick up copies in person at the meeting in April or download them from our website using the website address listed in the box below. If you would like additional copies mailed, we will mail them promptly if you request them from our Investor Relations department at our website, by phone toll-free at 1-800-410-4577, or by mail to Investor Relations, P.O. Box 84, Memphis, TN 38101. However, we cannot guarantee you will receive mailed copies before the 2009 annual meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 21, 2009.

This proxy statement is available at http://ir.fhnc.com/annuals.cfm.

The following additional materials will also be available at the website listed above:

Annual Report to Shareholders

Proxy Card

CORPORATE GOVERNANCE AND BOARD MATTERS

Introduction

First Horizon is dedicated to operating in accordance with sound corporate governance principles. We believe that these principles not only form the basis for our reputation of integrity in the marketplace but also are essential to our efficiency and overall success. Many of these principles have been committed to writing. Our Corporate Governance Guidelines, which were adopted by our Board of Directors in January 2004 but which incorporate long-standing corporate policies and practices, provide our directors with guidance as to their legal accountabilities, promote the functioning of the Board and its committees, and set forth a common set of expectations as to how the Board should perform its functions. Our Corporate Governance Guidelines (as revised to date) are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary.

We have also adopted a Code of Business Conduct and Ethics, which incorporates many of our long-standing policies and practices and sets forth the overarching principles that guide the conduct of every aspect of our business, and a Code of Ethics for Senior Financial Officers, which promotes honest and ethical conduct, proper disclosure of financial information and compliance with applicable governmental laws, rules and regulations by our senior financial officers and other employees who have financial responsibilities. These Codes are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary. Any waiver of the Code of Business Conduct and Ethics for an executive officer or director will be promptly disclosed to shareholders in any manner that is acceptable under the NYSE listing standards, including but not limited to distribution of a press release, disclosure on our website, or disclosure on Form 8-K. The Corporation intends to satisfy its disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Ethics for Senior Financial Officers by posting such information on the Corporation’s website. We have also adopted a policy on First Horizon’s Compliance and Ethics Program that highlights our commitment to having an effective compliance and ethics program by exercising due diligence to prevent and detect criminal conduct and otherwise by promoting an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

Our Board has adopted a director resignation policy that requires a director to tender his or her resignation upon receiving, in an uncontested election, a majority of the votes cast “withheld” from his or her election (a “majority withheld vote”). Under the policy, the Nominating & Corporate Governance Committee must promptly consider the resignation offer and a range of possible responses and make a recommendation to the Board. The Board will act on the Nominating & Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation offer, including an explanation of the decision (or the reason(s) for rejecting the resignation offer, if applicable), in a Form 8-K (or other appropriate report) filed with or furnished to the Securities and Exchange Commission. If any director’s resignation under the policy is not accepted by the Board, such director will serve the remainder of the term for which he or she was elected and until his or her successor has been duly elected and qualified. Any director who tenders his or her resignation pursuant to the director resignation policy shall not participate in the Nominating & Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If a majority of the members of the Nominating & Corporate Governance Committee received a majority withheld vote at the same election, then all the directors who are “independent” under the listing standards of the New York Stock Exchange and who did not receive a majority withheld vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. The director resignation policy is incorporated into our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.

The Board of Directors made several enhancements to First Horizon’s corporate governance policies and practices during 2008 and early 2009. Early in 2008, the Board formalized the role of the Chairperson of the Nominating & Corporate Governance Committee as the Company’s lead director and added a new section to the Corporate Governance Guidelines describing in detail the duties of the lead director, some of which are additions or modifications to duties previously held by the Chairperson under that committee’s charter. The Board also adopted an incentive compensation recoupment policy under which, in all appropriate cases, the Company will seek reimbursement of a portion of any incentive compensation paid or awarded to any executive officer for performance periods beginning on or after January 1, 2008 where: a) the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, b) the Board or an appropriate committee thereof concludes in good faith that the executive officer engaged in fraud or intentional misconduct that was a material cause of the need for the restatement, and c) a lower payment or award would have been made to the executive officer based upon the restated financial results. The recoupment policy is now included in the Corporate Governance Guidelines. Our 2002 Management Incentive Plan and 2003 Equity Compensation Plan were amended later in the year, first to incorporate the recoupment policy and later to expand it to give the Corporation the ability to claw back compensation received by any participant in those two plans in situations involving fraud or other intentional, knowing or willful misconduct that do not require a restatement of earnings. In addition, management proposed and our shareholders approved at the 2008 annual meeting amendments to our Charter to provide for declassification of our Board and annual election of directors, and the Board made conforming amendments to our Bylaws. During 2008, the Board met more frequently, holding a total of 15 meetings, in order to keep abreast of the rapidly evolving situation in the financial services industry. The Board also determined to include on its agenda an annual presentation by an outside professional on corporate governance developments. Finally, in early 2009, the Board amended the Corporation’s stock ownership guidelines to add a requirement that executive officers and directors retain 50% of the net shares received as a taxable distribution from our stock plans until the first trading window period following retirement (provided that executive officers over age 55 and directors over age 60 nearing retirement may sell shares held at least three years to diversify their portfolio) and to prohibit executive officers from buying our common stock on margin or using owned shares of our common stock as collateral for loans.

Under our Bylaws, First Horizon is managed under the direction of and all corporate powers are exercised by or under the authority of our Board of Directors. Our Board of Directors currently has eleven members. All of our directors are also directors of First Tennessee Bank National Association (the “Bank” or “FTB”). The Bank is our principal operating subsidiary. The Board has four standing committees: the Credit Policy & Executive Committee, the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, which are described in more detail beginning on page 6.

Independence and Categorical Standards

Independence. Our common stock is listed on the NYSE. The NYSE listing standards require a majority of our directors and all of the members of the Compensation Committee, the Nominating & Corporate Governance Committee and the Audit Committee of the Board of Directors to be “independent.” Under these standards, our Board of Directors is required to determine affirmatively that a director has no material relationship with the Corporation for that director to qualify as independent. In order to assist in making independence determinations, the Board, as permitted by the NYSE standards and upon the recommendation of the Nominating & Corporate Governance Committee, has adopted the categorical standards set forth below. In making its independence determinations, each of the Board and the Nominating & Corporate Governance Committee considered the relationships between each director and the Corporation, including those that fall within the categorical standards.

Based on its review and the application of the categorical standards, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that all nine of the current non-employee directors (Messrs. Carter, Cooper, Emkes, Haslam, Martin, Reed, Sansom and Yancy and Ms. Palmer) are independent under the NYSE listing standards. One current non-employee director, William B. Sansom, received $2,400 in attendance fees during 2008 in connection with his service as a member of one of the Bank’s regional boards. These fees did not fit into one of our categorical standards at the time they were received and so were specifically considered by the Board and the Nominating & Corporate Governance Committee in connection with Mr. Sansom’s independence as required by the listing standards. The Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that receipt of the regional board attendance fees in 2008 does not adversely affect Mr. Sansom’s independence. Mr. Sansom is no longer serving on a regional board. The Board also determined that First Horizon’s non-employee directors should be encouraged to become, where practicable, members of the Bank’s regional boards and that any fees received in connection with such membership in the future should be considered to be part of such directors’ compensation as directors of First Horizon and thus fit within our categorical standard for director compensation. Mr. Sansom was not independent in 2008 under the NYSE listing standards because interest and fees paid during 2005 in connection with loans made to a family limited partnership that he controls exceeded the $1 million/2% threshold set forth in the NYSE listing standards. In determining that Mr. Sansom is now independent, the Board noted that the three-year “lookback” period in the

NYSE listing standards has now passed and that therefore these loans no longer adversely affect Mr. Sansom’s independence under the listing standards.

The categorical standards established by the Board (as revised to date) are set forth below and are also available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.

With respect to each director who is identified above as independent under the NYSE listing standards, the Board considered the following types or categories of transactions, relationships or arrangements in determining the director’s independence under the NYSE standards and our categorical standards.

•

Provision by the Corporation, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following banking and financial services and services incidental thereto to directors, their immediate family members and/or to entities with which directors or their immediate family members are affiliated: deposit accounts; cash management services; loans (including mortgage loans), letters of credit, credit cards and other lines of credit; interest rate swaps; investment management; broker/dealer services; capital markets; trust services; insurance brokerage; safe deposit boxes; provision of surety bonds; purchase card/convenience check services; purchasing card services; pay card services; currency exchange; and foreign check collections.

•

Provision by an entity affiliated with a director or his or her immediate family member, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following products and services to the Corporation or its subsidiaries: package delivery services; food service; beverages; fuel for business travel by employees of the Corporation; hotel lodging for business travel by employees of the Corporation; venues for holding seminars and corporate functions; and sponsorship of seminars attended by Corporation employees.

•	Payment by the Corporation of attendance fees in connection with service as a member of one of the Bank’s regional boards.

•	Charitable contributions by the Corporation, its subsidiaries or the First Horizon Foundation to charitable organizations with which a director or immediate family member is affiliated.

•	Employment by the Corporation in a non-executive position of an immediate family member of a director.

Categorical Standards. Each of the following relationships between the Corporation and its subsidiaries, on the one hand, and a director, an immediate family member of a director, or a company or other entity as to which the director or an immediate family member is a director, executive officer, employee or shareholder (or holds a similar position), on the other hand, will be deemed to be immaterial and therefore will not preclude a determination by the Board of Directors that the director is independent for purposes of the NYSE listing standards:

1.

Depository and other banking and financial services relationships (excluding extensions of credit which are covered in paragraph 2), including transfer agent, registrar, indenture trustee, other trust and fiduciary services, personal banking, capital markets, investment banking, equity research, asset management, investment management, custodian, securities brokerage, financial planning, cash management, insurance brokerage, broker/dealer, express processing, merchant processing, bill payment processing, check clearing, credit card and other similar services, provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

2.

An extension of credit, provided that, at the time of the initial approval of the extension of credit as to (1), (2) and (3), (1) such extension of credit was in the ordinary course of business, (2) such extension of credit was made in compliance with applicable law, including Regulation O of the Federal Reserve, Section 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities and Exchange Act of 1934, (3) such extension of credit was on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, (4) a determination is made annually that if the extension of credit was not made or was terminated in the ordinary course of business, in accordance with its terms, such action would not reasonably be expected to have a material adverse effect on the financial condition, income statement or business of the borrower, and (5) no event of default has occurred.

3.

Contributions (other than mandatory matching contributions) made by the Corporation or any of its subsidiaries or First Horizon Foundation to a charitable organization as to which the director is an executive officer, director, or trustee or holds a similar position or as to which an immediate family member of the director is an executive officer; provided that the amount of the contributions to the charitable organization in a fiscal year does not exceed the greater of $500,000 or 2% of the charitable organization’s consolidated gross revenue (based on the charitable organization’s latest available income statement).

4.

Vendor or other business relationships (excluding banking and financial services relationships and extensions of credit covered by paragraph 1 or 2 above), provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

5.	All compensation and benefits provided to non-employee directors for service as a director.

6.

All compensation and benefits provided in the ordinary course of business to an immediate family member of a director for services to the Corporation or any of its subsidiaries as long as such immediate family member is compensated comparably to similarly situated employees and is not an executive officer of the Corporation or based on salary and bonus within the top 1,000 most highly compensated employees of the Corporation.

Excluded from relationships considered by the Board is any relationship (except contributions included in category 3) between the Corporation and its subsidiaries, on the one hand, and a company or other entity as to which the director or an immediate family member is a director or, in the case of an immediate family member, an employee (but not an executive officer or significant shareholder), on the other hand.

The fact that a particular relationship or transaction is not addressed by these standards or exceeds the thresholds in these standards does not create a presumption that the director is or is not independent.

The following definitions apply to the categorical standards listed above:

“Corporation” means First Horizon National Corporation and its consolidated subsidiaries.

“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

“Significant shareholder” means a passive investor [meaning a person who is not in control of the entity] who beneficially owns more than 10% of the outstanding equity, partnership or membership interests of an entity. “Beneficial ownership” will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

Composition of Board Committees

The Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee are each composed of directors who are independent, as defined in the previous section. The current membership of each of the Board’s standing committees is set forth in the table below. Membership continued during the entire period from January 1, 2008 until the filing of this proxy statement unless otherwise indicated in the notes to the table.

Credit Policy & Executive Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

James A. Haslam, III[1] D. Bryan Jordan[2] R. Brad Martin Michael D. Rose (chair) William B. Sansom	Robert B. Carter Simon F. Cooper Mark A. Emkes[3] Vicki R. Palmer (chair) Luke Yancy III[4]	Mark A. Emkes[5] James A. Haslam, III R. Brad Martin[6] Colin V. Reed (chair)[7]	Robert B. Carter R. Brad Martin (chair)[8] Colin V. Reed

1.	Service commenced 4-14-08.

2.	Service commenced 9-1-08.

3.	Service commenced 11-19-08.

4.	Also serves as chair of the Trust Committee of the Bank.

5.	Service commenced 11-19-08.

6.	Served as chair of this committee until 11-19-08.

7.	Service as a committee member and chair commenced 11-19-08.

8.	Service as a committee member and chair commenced 11-19-08.

Directors who served on each of the Board’s standing committees for some portion of 2008 but who are no longer serving on such committees are as follows: Audit Committee—Mr. Reed; Compensation Committee—Robert C. Blattberg, who retired as a director on 11-19-08, and Mary F. Sammons, who resigned as a director on 11-19-08; and Nominating & Corporate Governance Committee—Dr. Blattberg and Ms. Sammons.

The Credit Policy & Executive Committee

The Credit Policy & Executive Committee was established by our Board of Directors and operates under a written charter. As a credit policy committee, the Committee monitors the quality, liquidity, and concentrations of credit extended by First Horizon and by its affiliates (with direct oversight responsibility with respect to the validation of credit quality as described below) and approves upon the recommendation of management such credit policy and controls as may be deemed necessary for the preservation of a sound loan portfolio consistent with overall corporate objectives, provided that any changes to credit policy made by the Committee must be reported to the Board of Directors. However, the Committee is not authorized to act in place of the Board with respect to matters specifically required by credit policy to be acted upon by the Board. The Committee’s charter was amended in January and April 2007 to strengthen the independence of the loan review function by providing that the Committee is to have direct oversight of this function, specifically including

•	appointing and removing the Corporation’s Loan Review Executive and approving salary and annual bonus of the Loan Review Executive;

•

advising the Loan Review Executive that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the Loan Review department and management’s responses thereto;

•	approving the Annual Review Plan and schedule of activities;

•

meeting periodically (quarterly) with the Loan Review Executive in separate executive session to discuss any matters that the Committee or the Loan Review Executive believes should be discussed privately; and

•	reviewing the Annual Loan Review Statement of Independence.

As an executive committee, the Committee is authorized and empowered to exercise during the intervals between meetings of the Board all authority of the Board of Directors, except as prohibited by applicable law and provided that it may not approve acquisitions, divestitures or the entry into definitive agreements (not in the ordinary course of business) where the purchase or sale price or transaction amount exceeds $100 million. Also, no authority has been delegated to the Committee in its charter to approve any acquisition involving the issuance of our stock. The charter is currently available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary.

The Audit Committee

In General. The Audit Committee was established by our Board of Directors and operates under a written charter that was last amended and restated in 2004. The charter is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary.

Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), retention, compensation and termination of the independent auditor as well as for overseeing the work of and evaluating the independent auditor and its independence. The members of the Committee are themselves independent, as that term is defined in the NYSE listing standards (described above), and meet the additional independence requirements prescribed by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. In addition, the Board of Directors has determined that all the members of the Committee are financially literate as required by the NYSE listing standards. The Audit Committee’s Report is included below.

Audit Committee Financial Expert. The Board of Directors has determined that Vicki R. Palmer (chair of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. After receiving her B.A. in economics and business administration from Rhodes College and her M.B.A. in finance from The University of Memphis, Ms. Palmer was employed as a commercial loan officer with the Bank, where she was trained in and worked daily in evaluating financial statements of corporate customers in connection with their credit applications. In 1978, she joined Federal Express Corporation as Manager of Corporate Finance, and her major areas of responsibility included debt financing, cash management and pension asset management. Ms. Palmer joined The Coca-Cola Company in 1983 as Manager of Pension Investments, thus becoming responsible for the company’s worldwide pension assets. Upon moving to Coca-Cola Enterprises, Inc. (“CCE”) in 1986, she was involved at the inception of the company with the evaluation of company-wide financial results and the establishment of internal controls. Until January 2004, Ms. Palmer served as Senior Vice President, Treasurer and Special Assistant to the CEO. In this position, she was responsible for management of CCE’s $12 billion multi-currency debt portfolio; its $2.5 billion pension plan and 401(k) plan investments; currency management; global cash management; and commercial and investment banking relationships. Effective in January 2004, she became Executive Vice President, Financial Services and Administration, responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management. Ms. Palmer also served for over ten years on CCE’s Financial Reporting Committee, which reviews the company’s financial statements and deals periodically with accounting issues, and she currently supervises the treasurer who serves on this committee. She is a member of CCE’s Risk Committee, which is charged with establishing policy and internal controls for hedging and financial and non-financial derivatives. In addition, she serves on CCE’s Senior Executive Committee and has oversight responsibility for CCE’s enterprise-wide risk assessment process. Ms. Palmer has announced her retirement as a CCE officer on April 1, 2009, after which she will provide consulting services to CCE. She was a member of our Audit Committee from January 1995 to April 1999 and chaired the Committee from April 1996 to April 1999, and she returned to that Committee as chairperson in April 2003. She is also a member of the audit committee of another public company, Haverty Furniture Companies Inc.

The Board of Directors also determined in 2006 that Colin V. Reed, who was a member of the Audit Committee until November 19, 2008 but who is no longer serving on the Audit Committee, was an audit committee financial expert. Mr. Reed spent several years early in his career as assistant chief accountant and chief accountant, respectively, at a life insurance and investment banking company and a large hotel in England. He went on to spend eight years with Holiday Inns, initially as U.K. financial controller and ultimately as CFO for the company’s European, Middle East and African operations. He moved to the U.S. in the 1980s to assist with the leveraged recapitalization of that company that ended in the sale of Holiday Inns, the formation of Promus Companies and the subsequent split of Promus from Harrah’s Entertainment, Inc. Mr. Reed then became CFO and a member of the three person executive committee of Harrah’s. He currently serves as CEO of Gaylord Entertainment Company. Mr. Reed is a fellow of the British Association of Hotel Accountants.

Both Ms. Palmer and Mr. Reed meet in all respects the independence requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report and the statements regarding members of the Committee who are not independent (if any) shall not be incorporated by reference into any such filings.

Audit Committee Report. The role of the Audit Committee (“Committee”) is (1) to assist First Horizon’s Board of Directors in its oversight of (a) the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures, (b) the integrity of its financial statements, (c) its compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and internal audit function; and (2) to prepare this report to be included in First Horizon’s annual proxy statement pursuant to the proxy rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board in 2004. As set forth in the Committee’s charter, management of First Horizon is responsible for preparation, presentation and integrity of the Corporation’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures, including an attestation report on internal control over financial reporting.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications that were included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2008. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. [Statement on Auditing Standards No. 61 has been replaced by Statement on Auditing Standards No. 114, Communications with Those Charged with Governance.] Finally, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has adopted an audit and non-audit services pre-approval policy and considered whether the provision of non-audit services by the independent auditors to First Horizon is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

While the Board of Directors has determined that each member of the Audit Committee has the broad level of general financial experience required to serve on the Committee and that Ms. Palmer is an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K, none of the members of the Committee currently devotes specific attention to the narrower fields of auditing or accounting or is professionally engaged in the practice of auditing or accounting, nor are they performing the functions of auditors or accountants, nor are they experts in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of First Horizon’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that First Horizon’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC.

Submitted by the Audit Committee of our Board of Directors.

Audit Committee

Vicki R. Palmer, Chairperson Robert B. Carter Simon F. Cooper Mark A. Emkes Luke Yancy III

The Nominating & Corporate Governance Committee

In General. The Nominating & Corporate Governance Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area and that is also attached to this proxy statement at Appendix A. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended in January 2009 to delete a reference to the classified board. The amendment to the Committee’s charter was made to reflect amendments to the Corporation’s Charter approved by our shareholders at the 2008 annual meeting to provide for declassification of the Board. The purposes of the Nominating & Corporate Governance Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

Nominations of Directors. With respect to the nominating process, the Nominating & Corporate Governance Committee discusses and evaluates possible candidates in detail and suggests individuals to explore in more depth. The Committee recommends new nominees for the position of independent director based on the following criteria:

•	Personal qualities and characteristics, experience, accomplishments and reputation in the business community.

•	Current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business.

•	Diversity of viewpoints, background, experience and other demographics.

•	Ability and willingness to commit adequate time to Board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities.

The Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Corporation and the composition of the Board of Directors.

Once a candidate is identified whom the Committee wants seriously to consider and move toward nomination, the Chairman of the Board, the Chief Executive Officer and/or other directors as the Committee determines will enter into a discussion with that nominee.

Shareholder Recommendations of Director Nominees. The Nominating & Corporate Governance Committee will consider individuals recommended by shareholders as director nominees, and any such individual is given appropriate consideration in the same manner as individuals recommended by the Committee. Shareholders who wish to submit individuals for consideration by the Nominating & Corporate Governance Committee as director nominees may do so by submitting a notice in writing that gives such individuals’ names in compliance with the procedures and along with the other information required by our Bylaws (as described below), to the chairperson of the Nominating & Corporate Governance Committee, in care of the Corporate Secretary. Our Bylaws require that to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting. However, if fewer than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, a notice by a shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. A shareholder’s notice must state:

•

the name, age, business address and residence address of the person whom the shareholder proposes to nominate; the principal occupation or employment of such person; the class and number of shares of the Corporation that are beneficially owned by such person on the date of the notice;

•

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the name and address, as they appear on our books, of the shareholder giving the notice and any other shareholders known by such shareholder to be supporting the proposed nominee; and

•

the class and number of shares of our stock which are beneficially owned by the shareholder giving the notice on the date of the notice and by any other shareholders known by the shareholder giving the notice to be supporting the proposed nominee on the date of such shareholder’s notice.

The Compensation Committee

In General. The Compensation Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended and restated by the Board of Directors in April 2007 to incorporate certain duties with respect to director compensation that were formerly carried out by the Nominating & Corporate Governance Committee and to reflect the delegation in the Bylaws to the Corporation’s CEO and chief human resources officer of certain duties with respect to the appointment of and assignment of duties to certain officers of the Corporation.

The purposes of the Compensation Committee are (1) to discharge the Board’s responsibilities relating to the compensation of our executive officers, (2) to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC [the current report is set forth below], (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate our management, and (5) to carry out certain other duties as set forth in the Committee’s charter.

Most of our executive compensation plans specify that they will be administered by a committee. The Committee’s charter provides that the Committee will administer plan-committee functions under our various executive-level compensation plans. Under the charter, at least two members of the Committee must be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Many of our plans have similar provisions concerning their respective plan committees. The charter stipulates that if a Committee member is disqualified under one or the other of those tests, then that member must recuse him- or herself from participating in decisions impacted by the relevant test. In that situation, the remaining members would constitute the Committee for that action. On occasion, in connection with a specific action, a Committee member may feel that his or her qualification under one of those tests may be in doubt for some reason; in that case, the member may elect recusal to avoid any risk of possible disqualification.

Processes and Procedures Regarding Executive and Director Compensation. The charter of the Compensation Committee provides that the Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation and to fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers. The

Committee also has the authority, pursuant to its charter, to make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers, and to make recommendations to the Board concerning director compensation. The Committee may not delegate any of the authority described in this paragraph related to executive and director compensation to any other persons.

The Committee generally conducts a review of the Corporation’s director compensation program once every three years. The last comprehensive review took place during 2006 and was carried out by the Nominating & Corporate Governance Committee, which at that time had responsibility for making recommendations on director compensation. Director compensation is reviewed and considered by management and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. In general, management uses a consultant in formulating many of its recommendations, both for advice in designing director compensation and as a source of peer-company data. (Additional information on the use of consultants in compensation matters is provided below.) Management also prepares various presentations, analyses, and other tools for the Committee to use in considering director compensation decisions.

The Committee generally determines the CEO’s salary on an annual basis in executive session independent of management. That determination is based on a review of the CEO’s personal plan results for the prior year, along with peer CEO salary data provided by management’s compensation consultant and a summary of the impact that each alternative salary action would cause. The CEO is not involved in the determination of his own salary.

Our CEO recommends to the Committee salary levels for the executive officers other than himself and the Chairman of the Board. Other compensation matters (bonus, equity awards, etc.) involving executives are considered and reviewed by management, including the CEO, and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. Management uses a consultant in formulating many of its recommendations, both for advice and as a source of peer-company data. Management also prepares various presentations, analyses, forecasts, and other tools for the Committee to use in considering compensation decisions during the year.

Management monitors and considers new or modified benefit programs used by other companies, or needed within our company, to attract and retain key employees. Recommendations are presented by management to the Committee for review and discussion. The CEO ultimately oversees these management processes. New benefit plans, or significant amendments to existing plans, typically are approved by the full Board based on recommendations from the Committee. Enrollment and other administrative actions associated with the benefit plans are handled mainly through third party vendors in accordance with the terms in the Board-approved plans. If executive-level exceptions are required for administration of the plans, such as approval of an early retirement, management generally reviews the facts of the situation and provides a recommendation to the Committee for approval.

Management uses national compensation consulting firms to provide advice with respect to executive and director compensation matters. Management also uses a number of other specialist firms to provide data relevant to specific needs such as funding for nonqualified deferred compensation and any special compensation arrangements that are unique to specific business units such as the capital markets industry. The consultants provide competitive data/trends, keep management informed of best practices and work with management to develop programs that permit the Corporation to attract and retain the talent needed. Management continued its engagement of Mercer Human Resource Consulting in 2008 as its primary advisor for executive and director compensation matters. Among other things, management directed Mercer to provide objective advice to management, the Committee and the Board on executive and director compensation, to provide expertise in executive and director compensation design, market practices in our industry and data to support recommendations, and to ensure timely reports to management and the Committee on all critical accounting, tax, securities law and market trends relating to executive and director compensation. In addition, management engages nationally-recognized law firms as appropriate to provide advice on compliance with new laws, administration of stock plans, and design of severance agreements.

In 2008, the Compensation Committee continued its engagement of Frederic W. Cook & Co., Inc. to provide it with independent analysis and advice on all compensation-related matters. Among other things, the independent consultant assists the Committee in its reviews of compensation program actions recommended by management, reviewing the chosen peer group and survey data for competitive comparisons and advising the Committee on best practices and ideas for board governance of executive compensation. The Cook firm was specifically directed to undertake no work on behalf of management except at the request of the Committee chairperson on behalf of the Committee, and the firm has no other relationships with the Corporation or management.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Report. The Compensation Committee of our Board of Directors has reviewed and discussed with management, among other things, the section of this proxy statement captioned “Compensation Discussion and Analysis” beginning on page __. Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

The Corporation is a participant in the Capital Purchase Program portion of the U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”) authorized under the Emergency Economic Stabilization Act of 2008. In compliance with TARP requirements, the Committee met in January 2009 with our chief risk officer and chief credit officer to review and assess the key business and other risks that the Corporation currently faces. The Committee reviewed the relationship of those risks, along with our risk management policies and practices, to the Corporation’s compensation arrangements in which the named executive officers participate, especially the incentive plans and programs. The primary goal of that review was to provide reasonable assurance that our arrangements do not encourage unnecessary and excessive risks that threaten the value of the Corporation. Based on that process, the Committee certifies that it has reviewed with senior risk officers the incentive compensation arrangements applicable to our senior executive officers and has made reasonable efforts to ensure that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Corporation. The Committee will conduct similar reviews with input from appropriate senior risk officers on an annual basis as required for participation in the TARP.

Compensation Committee

Colin V. Reed, Chairperson Mark A. Emkes James A. Haslam, III R. Brad Martin

Compensation Committee Interlocks and Insider Participation

Dr. Blattberg, Messrs. Emkes, Haslam, Martin, and Reed and Ms. Sammons, all non-employee directors, served as members of the Board of Director’s Compensation Committee during all or a portion of 2008. Refer to the table in “Corporate Governance and Board Matters—Composition of Board Committees” above for additional committee information. Mr. Reed, the Chairman of the Board, President and Chief Executive Officer of Gaylord Entertainment Company, became a member and chairman of the Compensation Committee on November 19, 2008, and Mr. Rose, our Chairman of the Board, is a director of Gaylord Entertainment Company. The Compensation Committee had no meetings in 2008 after November 14.

Board and Committee Meeting Attendance

During 2008, the Board of Directors held 15 meetings (four of which were held over a two-day period). The Compensation Committee held seven meetings and took action by written consent once. The Nominating & Corporate Governance Committee held five meetings, the Audit Committee held nine meetings and the Credit Policy & Executive Committee held nine meetings. The average attendance at Board and committee meetings exceeded 93 percent. No director who served on our Board during 2008 attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served. As set forth in our Corporate Governance Guidelines, our directors are expected to make every effort to attend every meeting of First Horizon’s shareholders. For the last 10 years, all of our directors have been in attendance at every annual meeting of shareholders, except for one director in 2004 and one director in 1999.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board and its committees, our Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present. During 2008, the non-management directors met nine times in executive session of the Board. Our Corporate Governance Guidelines also provide that if any non-management directors are not independent under NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. During 2008, our independent, non-management directors met in executive session nine times. The lead director, currently Mr. Martin, presides at the executive sessions of the Board.

Communication with the Board of Directors

A shareholder who desires to communicate with the Board of Directors on matters other than director nominations should submit his or her communication in writing to the lead director, c/o Corporate Secretary, First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103, and identify himself or herself as a shareholder. The Corporate Secretary will forward all communications to the lead director for a determination as to how to proceed. Other interested parties desiring to communicate with the Board of Directors should submit their communications in the same manner.

Procedures for the Approval, Monitoring, and Ratification of Related Party Transactions

The Audit Committee of the Board has adopted procedures for the approval, monitoring, and ratification of transactions between First Horizon, on the one hand, and our directors, executive officers or 5% shareholders, their immediate family members, their affiliated entities and their immediate family members’ affiliated entities, on the other hand. A copy of our procedures is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Our procedures require management to submit any proposed “related party transaction” (defined as a transaction that is required to be disclosed in our proxy statement pursuant to the requirements of Item 404(a) of Regulation S-K promulgated by the SEC) or amendment to an existing related party transaction to the Audit Committee for approval or ratification. In some cases, the matter may be determined by the chairperson of the Audit Committee. In considering whether to approve a given transaction, the Audit Committee (or chairperson) must consider:

•

whether the terms of the related party transaction are fair to First Horizon and on terms at least as favorable as would apply if the other party was not, or did not have an affiliation with, a director or executive officer of First Horizon;

•	whether First Horizon is currently engaged in other related party transactions with the related party at issue or other related parties of the same director or executive officer;

•	whether there are demonstrable business reasons for First Horizon to enter into the related party transaction;

•	whether the related party transaction would impair the independence of a director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of First Horizon, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons

The Bank and its subsidiaries have entered into lending transactions in the ordinary course of business with our executive officers, directors, nominees, and their associates, and they expect to have such transactions in the future. Such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features. From time to time, the Bank and its broker-dealer subsidiaries (either as agent or as principal) may engage in securities transactions with, and the Bank and its subsidiaries have other banking transactions (including but not limited to deposit accounts and loan-

related interest rate swaps) with, our executive officers, directors, nominees and their associates in the ordinary course of business on terms substantially similar to those available to members of the general public. Our executive officers and directors do not derive any special benefits from such transactions.

STOCK OWNERSHIP INFORMATION

As of December 31, 2008, there were 7,515 shareholders of record of our common stock. To our knowledge, no person owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock as of December 31, 2008. The following table sets forth certain information as of December 31, 2008 concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and the directors and executive officers as a group:

Security Ownership of Management

Name of Beneficial Owner	Shares Beneficially Owned(1)(7)
Thomas C. Adams Jr.	187,423	(5)
Gerald L. Baker	278,968	(5)
Charles G. Burkett	251,267	(5)
Robert B. Carter	4,574	(4)
Simon F. Cooper	8,542	(4)
Mark A. Emkes	2,330	(4)
Frank J. Gusmus Jr.	89,959	(5)
James A. Haslam, III	119,982	(4)
D. Bryan Jordan	202,741	(5)
R. Brad Martin(6)	497,340	(4)
Vicki R. Palmer	85,976	(4)
Colin V. Reed	57,383	(4)
Michael D. Rose(2)	219,999	(5)
William B. Sansom	114,982	(4)
Charles T. Tuggle, Jr.	36,030	(5)
Luke Yancy III	21,184	(4)
Directors and Executive Officers as a Group (19 persons)	2,286,409	(5)

(1)

The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (4) and (5).

We began paying quarterly dividends in common stock, rather than cash, in October of 2008. The two stock dividends paid to date were 3.0615% on October 1, 2008 and 1.837% on January 1, 2009. Our financial statements show outstanding shares and related information at December 31, 2008 on a basis adjusted for both of those stock dividends. To be consistent, information in this table has been adjusted in the same manner. The numbers of shares covered by stock options reported in the table have been adjusted proportionately to reflect the estimated economic effects of dividends paid in common stock effective October 1, 2008 and January 2, 2009. For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(2)	The shares listed for Mr. Rose include 2,217 shares pledged as collateral on a line of credit.

(3)

The share balance for Mr. Gusmus does not include 33,041 shares deferred prior to January 2005 under our stock option program and our restricted stock incentive plan, which at that time permitted participants to defer receipt of shares upon the exercise of options and receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards, respectively. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(4)

Includes the following shares of restricted stock with respect to which the non-employee director possesses sole voting power, but no investment power: Mr. Carter—0; Mr. Cooper—5,877; Mr. Emkes—0; Mr. Haslam—1,048; Mr. Martin—4,195; Ms. Palmer—4,195; Mr. Reed—6,716; Mr. Sansom—838; and Mr. Yancy—2,937. Includes the following shares as to which the named non-employee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested or will have vested within 60 days of December 31, 2008: Mr. Carter—0; Mr. Cooper—0; Mr. Emkes—0; Mr. Haslam—49,577; Mr. Martin—41,147; Ms. Palmer—77,168; Mr. Reed—0; Mr. Sansom—

92,771; and Mr. Yancy—11,153. Also includes, for Messrs. Carter and Emkes only, 3,599 and 2,330 shares, respectively, as to which Messrs. Carter and Emkes acquired beneficial ownership through the vesting within 60 days of December 31, 2008 of restricted stock units granted as part of their director compensation. For additional information, see the section titled “Director Compensation” beginning on page ___ of this proxy statement.

(5)

Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr. Adams—11,908; Mr. Baker—120,697; Mr. Burkett—93,816; Mr. Gusmus—786; Mr. Jordan—83,961; Mr. Rose—0; Mr. Tuggle—22,969; and the director and executive officer group—331,919. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership through the exercise of stock options granted under our stock option plans, all of which are 100% vested or will have vested within 60 days of December 31, 2008: Mr. Adams—42,192; Mr. Baker—86,537; Mr. Burkett—81,050; Mr. Gusmus—64,190; Mr. Jordan—52,476; Mr. Rose—86,780; Mr. Tuggle—7,066; and the director and executive officer group—751,563. Also includes shares held at December 31, 2008 in 401(k) Savings Plan accounts. Director and executive officer group totals include all of our directors and executive officers as of the date of this proxy statement, including William C. Losch, III, who became our Chief Financial Officer on January 5, 2009. They do not include named executive officers listed in the above table who were not executive officers as of the date of this proxy statement (Messrs. Adams and Baker).

(6)	The number of shares for Mr. Martin includes 41,981 shares held by the R. Brad Martin Family Foundation.

(7)

No current individual director, nominee or executive officer beneficially owns more than one percent (1%) of our common stock that is outstanding. The director and executive officer group owns 1.1% of our common stock outstanding.

VOTE ITEM NO. 1—ELECTION OF DIRECTORS

Prior to the 2008 annual meeting, the Board of Directors was divided into three classes. At the 2008 annual meeting, the shareholders voted to amend our Charter to eliminate the classified board and decrease the term of office of each director from three years to one year; however, these changes did not shorten the term of any incumbent director. Therefore, the Board of Directors proposes the election of only five directors, Messrs. Emkes, Jordan, Martin and Sansom and Ms. Palmer, at the 2009 annual meeting to hold office until the 2010 annual meeting of shareholders or until his or her successor is duly elected and qualified. Messrs. Martin and Sansom and Ms. Palmer were formerly Class I directors whose three-year terms expire at this annual meeting. Messrs. Emkes and Jordan were elected by the Board of Directors during 2008, and their terms, under Tennessee law, expire at the next annual meeting of shareholders following their election by the Board. Mr. Emkes was recommended as a nominee for a position on our Board by a non-management director. The three-year terms of the directors formerly assigned to Class II and Class III expire at the 2010 and 2011 annual meetings, respectively. Thereafter, all directors will be elected to serve terms of one year or until their successors are duly elected and qualified. If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as directed by the Board, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

We have provided below certain information about the nominees and directors (including age, current principal occupation, which has continued for at least five years unless otherwise indicated, name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies, and year first elected to our Board). All of our directors are also directors of the Bank. Director committee appointments are disclosed in a table on page __ in the “Corporate Governance and Board Matters—Composition of Board Committees” section of this proxy statement above.

NOMINEES FOR DIRECTOR
Term Expiring at 2010 Annual Meeting

MARK A. EMKES (56) was elected as a director by the Board of Directors on November 19, 2008. Mr. Emkes is the Chairman, Chief Executive Officer and President of Bridgestone Americas, Inc. and a director of its parent company, Tokyo-based Bridgestone Corporation, a worldwide tire and rubber manufacturer. He is a director of one other public company, Greif, Inc.

D. BRYAN JORDAN (47) was elected by the Board of Directors as the President and Chief Executive Officer and a director of First Horizon and the Bank effective September 1, 2008. From May 1, 2007 to September 1, 2008, Mr. Jordan was the Chief Financial Officer of First Horizon and the Bank. Prior to May 1, 2007, Mr. Jordan was Chief Financial Officer of Regions Financial Corporation.

R. BRAD MARTIN (57) is the Chairman of RBM Venture Company, Memphis, Tennessee, a family office. He retired as Chairman of the Board of Saks Incorporated, Birmingham, Alabama, a retail merchandising company, in May 2007. Prior to January 2007, Mr. Martin was Chairman of the Board and Chief Executive Officer of Saks Incorporated. Mr. Martin is a director of four other public companies, Dillards, Inc., Gaylord Entertainment Company, lululemon athletica inc. and Ruby Tuesday, Inc. He has been a director since 1994.

VICKI R. PALMER (55) has been Executive Vice President, Financial Services and Administration, Coca-Cola Enterprises Inc. (“CCE”), Atlanta, Georgia, a bottler of soft drink products, since February 2004. She has announced her retirement as a CCE officer on April 1, 2009, after which she will provide consulting services to CCE. Ms. Palmer is a director of one other public company, Haverty Furniture Companies, Inc. She has been a director since 1993.

WILLIAM B. SANSOM (67) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a wholesale food distribution firm serving the Southeast and Midwest. He is a director of three other public companies, Astec Industries, Inc., Mid-America Apartment Communities, Inc. and the Tennessee Valley Authority. Mr. Sansom has been a director since 1984.

CONTINUING DIRECTORS
Term Expiring at the 2010 Annual Meeting

ROBERT B. CARTER (48) is Executive Vice President—FedEx Information Services and Chief Information Officer of FedEx Corporation (“FedEx”), a provider of transportation, e-commerce and business services. He was Executive Vice President and Chief Information Officer of FedEx from June 2000 to January 2007. Mr. Carter serves as a director of one other public company, Saks Incorporated. He was elected as a director of First Horizon in July 2007.

MICHAEL D. ROSE (67) was elected the Chairman of the Board of First Horizon and the Bank by the Board on January 29, 2007. He served as Chairman of Gaylord Entertainment Company from April 2001 to May 2005. Mr. Rose is a director of three other public companies, Gaylord Entertainment Company, Darden Restaurants, Inc., and General Mills, Inc. Mr. Rose has been a director since 1984.

LUKE YANCY III (59) is President and Chief Executive Officer of Mid-South Minority Business Council, Memphis, Tennessee, a nonprofit organization that promotes minority and women business enterprises. Mr. Yancy has been a director since 2001.

Term Expiring at the 2011 Annual Meeting

SIMON F. COOPER (63) is President and Chief Operating Officer of The Ritz-Carlton Hotel Company, L.L.C. and an executive officer of its parent company, Marriott International, Inc., Bethesda, Maryland, a worldwide operator and franchisor of hotels and related lodging facilities. Mr. Cooper has been a director of First Horizon since 2005.

JAMES A. HASLAM, III (55) is Chief Executive Officer of Pilot Travel Centers, LLC, Knoxville, Tennessee, a national operator of travel centers, and he is CEO of Pilot Corporation. Mr. Haslam is a director of two other public companies, Dillards, Inc. and Ruby Tuesday, Inc. Mr. Haslam has been a director since 1996.

COLIN V. REED (61) is the Chairman of the Board, President and Chief Executive Officer of Gaylord Entertainment Company, Nashville, Tennessee, a diversified hospitality and entertainment company. Mr. Reed was elected Chairman of the Board in May 2005 and Chief Executive Officer in May 2001. Mr. Reed is a director of one other public company, Gaylord Entertainment Company. He has been a director since April 2006.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 1.

VOTE ITEM NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS

Appointment of Auditors for 2009

KPMG LLP audited our annual financial statements for the year 2008. The Audit Committee has appointed KPMG LLP to be our auditors for the year 2009. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as Vote Item No. 2 the ratification of KPMG LLP’s appointment as our auditors for the year 2009, with the recommendation that the shareholders vote for Item No. 2. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions. The 2008 engagement letter with KPMG LLP is subject to alternative dispute resolution procedures and an exclusion of punitive damages. If the shareholders do not vote to ratify KPMG LLP’s appointment as our auditors for the year 2009, the Board of Directors will consider what course of action would be appropriate.

Fees Billed to Us by Auditors During 2007 and 2008

The table below and the paragraphs following it provide information regarding the fees billed to us by KPMG LLP during 2007 and 2008 for services rendered in the categories of audit fees, audit-related fees, tax fees and all other fees.

	2007	2008
Audit Fees	$1,957,000	$2,138,000
Audit-Related Fees	649,000	711,500
Tax Fees	15,000	15,000
All Other Fees	0	0

Total	$2,621,000	$2,864,500

Audit Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal controls over financial reporting, and review of the financial statements in our Form 10-Q’s or for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Represents the aggregate fees billed to us by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees” above. The amount for both years consists of fees for ERISA audits, audits of subsidiaries, compliance attestation and other procedures and reports on controls placed in operation and tests of operating effectiveness.

Tax Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services for tax compliance, tax advice, and tax planning. The amount for both years consists primarily of tax compliance fees.

All Other Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for products and services other than those reported under the three preceding paragraphs.

None of the services provided to us by KPMG LLP and described in the paragraphs entitled “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved pursuant to the de minimis exception of SEC Rule 2-01(c)(7)(ii)(C).

In July 2003, the Audit Committee adopted a policy providing for pre-approval of all audit and non-audit services to be performed by KPMG LLP, as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the SEC. Services either may be approved in advance by the Audit Committee specifically on a case-by-case basis (“specific pre-approval”) or may be approved in advance (“advance pre-approval”). Advance pre-approval requires the Committee to identify in advance the specific types of service that may be provided and the fee limits applicable to such types of service, which limits may be expressed as a limit by type of service or by category of services. Unless the type of service to be provided by KPMG LLP has received advance pre-approval under the policy and the fee for such service is within the limit pre-approved, the service will require specific pre- approval by the Committee. The terms of and fee for the annual audit engagement must receive the specific pre-approval of the Committee. “Audit,” “Audit-related,” “Tax,” and “All Other” services, as those terms are defined in the policy, have the advance pre-approval of the Committee, but only to the extent those services have been specified by the Committee and only in amounts that do not exceed the fee limits specified by the Committee. Such advance pre-approval shall be for a term of 12 months following the date of pre-approval unless the Committee specifically provides for a different term. Unless the Committee specifically determines otherwise, the aggregate amount of the fees pre-approved for All Other services for the fiscal year must not exceed seventy-five percent (75%) of the aggregate amount of the fees pre-approved for the fiscal year for Audit services, Audit-related services, and those types of Tax services that represent tax compliance or tax return preparation. The policy delegates the authority to pre-approve services to be provided by KPMG LLP, other than the annual audit engagement and any changes thereto, to the Chairperson of the Committee. The Chairperson may not, however, make a determination that causes the 75% limit described above to be exceeded. Any service pre-approved by the Chairperson will be reported to the Committee at its next regularly scheduled meeting.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 2.

VOTE ITEM NO. 3—ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

Our Board of Directors remains committed to linking pay to performance at the executive level. Since 2004, actual total pay for the CEO and other senior executive officers has been significantly below the competitive market as a result of this linkage of pay to performance. The Compensation Discussion and Analysis beginning on page ___ of this proxy statement provides a detailed discussion of 2008 compensation for our executive officers. We encourage you to review closely both that section and the tabular disclosure which follows it.

Section 111(e) of the Emergency Economic Stabilization Act, as amended by the American Recovery and Reinvestment Act of 2009, requires that any participant in the Troubled Asset Relief Program (TARP) include in its proxy statement a non-binding shareholder advisory vote on the compensation of its named executive officers, as that compensation is disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. As a participant in the TARP, we are including the resolution set forth below for a non-binding advisory vote by our shareholders in compliance with Section 111(e). This advisory vote, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay program.

“RESOLVED, that the holders of the common stock of First Horizon National Corporation (“Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table of the Company’s proxy statement for the 2009 annual meeting of shareholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the proxy statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 3.

OTHER MATTERS

The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDER PROPOSAL AND NOMINATION DEADLINES

If you intend to present a shareholder proposal at the 2010 annual meeting, it must be received by the Corporate Secretary, First Horizon National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than  , 2009, for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholders’ meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholders’ meeting. If, however, we give fewer than 100 days’ notice or public disclosure of the shareholders’ meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholders’ meeting was mailed or publicly disclosed. Shareholder proposals must be submitted to the Corporate Secretary, and nominations for election to the Board must be submitted to the chairperson of the Nominating & Corporate Governance Committee, in care of the Corporate Secretary. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that the date and time of the annual meeting will be the third Tuesday in April (or, if that day is a legal holiday, on the next succeeding business day that is not a legal holiday) at 10:00 a.m. Memphis time or such other date and/or such other time as our Board may fix by resolution. The meeting date for 2010, determined according to the Bylaws, is April 20, 2010. Thus, shareholder proposals and nominations submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 21, 2009 and January 20, 2010, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The year 2008 was another tumultuous year for the financial services industry. Credit losses across the industry were up sharply, especially on real estate loans. Uncertainty concerning future losses, capital, and liquidity were major focal points of corporate and investor attention as some financial institutions failed during the year.

While operating in this challenging environment, our company made significant strategic progress in 2008. Over the course of the year, we completed a top-to-bottom examination, restructuring, and repositioning of our businesses, products, and distribution channels, including a comprehensive cost reduction program, resulting in substantial changes to our business strategy.

The new strategy focuses on our successful regional core banking and capital markets businesses. We have and continue to aggressively tackle credit issues. We significantly improved our liquidity position. We raised $690 million in common equity early in the year and the U.S. Treasury invested $866 million in our preferred stock and warrants through its Capital Purchase Program for banks, further strengthening our capital position. Our significant strategic progress in 2008 is summarized as follows:

Ability to Execute

Exited National Lending	•	Sold national mortgage platform
Platforms Outside Regional	•	Ceased construction/consumer lending
Banking Footprint	•	Sold 34 First Horizon Bank branches
	•	Scaled overhead to new business model

Reduced Balance Sheet Risk	•	Reduced total assets by $6.0 billion
	•	Reduced construction portfolios by $2.0 billion
	•	Reduced mortgage servicing by $40 billion ($1.1 billion assets)

Improved Liquidity Profile	•	Reduced unsecured wholesale funding
	•	Retired $3.5 billion in maturing debt

Proactive on Asset Quality	•	Proactively identified problem loans
	•	Wrote large collateralized commercial non-performers down to net realizable values

Industry-Leading Strengths

Strong Capital Position	•	Tier 1 ratio improved to 15.03% as of December 31, 2008

Solid Liquidity Position	•	Sources of excess liquidity estimated at $5 billion at year-end

Significant Loan Loss Reserves	•	Increased reserves/loans to 3.99% as of December 31, 2008

Business Unit Performance

Strong Regional Banking	•	Strong customer and account growth
Franchise	•	Service: #2 JD Power ranking in customer satisfaction

Focused Capital Markets	•	Strong fixed income distribution platform
Business	•	Strategic growth of sales and trading

The success of the rebuilding of our company is dependent on the attraction and retention of key employees. During the past two years we have made significant changes in executive leadership. In 2008 Bryan Jordan, hired in 2007 as CFO, became CEO. Five of the executives on Mr. Jordan’s executive committee were hired within the past few years from outside the company, and five executives have recently taken on new roles. Six of the executives named in our 2007 proxy statement have retired or left the company, including Jerry Baker who retired last year as President and CEO. We have also experienced substantial changes in our personnel at all other levels of the Corporation. By the end of 2008, we had reduced our number of employees by over 30% compared with the beginning of the year, and by approximately 50% since the beginning of 2007. While our core businesses remain much as they have been for decades, in many important respects we are a different company at the beginning of 2009 than we were at the beginning of 2007, with a much different focus for the future.

Although compensation tools and devices inevitably must be adjusted as conditions change, the Compensation Committee of the Board remains committed to linking pay to performance in substantial ways at the executive level. In 2008 our corporate earnings performance did not meet threshold requirements, and as a result incentive compensation based on corporate earnings did not pay out for the year. Specifically, no cash bonuses were paid under the Management Incentive Plan (“MIP”), the long-term incentive program (“LTIP”) award granted to executives three years ago covering the 2006-2008 performance period was not earned, and performance-accelerated vesting of certain restricted shares did not occur. Since 2004, actual total pay for the CEO and other senior executive officers has been significantly below the competitive market as a result of this linkage of pay to company results.

Discretionary bonuses with an average value of less than 50% of salary were made to certain executive officers (but not the CEO). These payments were made to recognize the following significant strategic achievements in 2008 (discussed in more detail above) which allowed the company to survive in the difficult environment and positioned us for future success:

•	Establishment of a new senior management team

•	Recruitment of talent into key roles at all levels of the company

•	Development and execution of a new business strategy with a focus on our core Tennessee footprint

•	Reducing the ongoing cost structure of the company

•	Sale of the home loans business and elimination of other non-strategic national businesses, and

•	Taking early steps to strenghten the capital structure of the company

In 2008, key elements of Mr. Jordan’s actual compensation were as follows:

•	His annual salary rate was increased in September to $800,000 when he was promoted to CEO.

•	His annual cash bonus opportunity under MIP was increased when he was promoted, but ultimately no bonus was paid under this plan because threshold performance requirements were not met.

•

He was awarded 40,000 shares of performance restricted stock in February when he was CFO, which was increased by 15,000 shares effective with his promotion in September. The earnings per share performance goal was not achieved in 2008; none of the shares will vest unless the goal is met during the next three years.

•	His other compensation (401k match, life insurance, and other perquisites/benefits) totaled $30,832.

Overall, Mr. Jordan’s compensation for 2008 was substantially less than his competitive ‘target’ as a result of the effects on compensation opportunities linked to corporate earnings performance that did not pay out.

Compensation Committee Administration

The Compensation Committee of the Board administers all plans and programs connected with the compensation of our named executive officers (“NEOs”). Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee” beginning on page • of this proxy statement.

Compensation Overview for Our Named Executive Officers

The principal components of total direct compensation for our named executives are salary, annual cash bonus, and equity-based incentive awards. Salary and bonus are inherently short-term compensation elements, while equity-based incentives are inherently long-term. In 2008, the Compensation Committee approved changes to the design and mix of long-term incentive awards. Prior to 2008, we granted a balanced mix of stock options and performance share units, but in 2008 we granted only performance restricted stock (“PRS”) awards. In addition, selected executives, including one of the NEOs (but not the CEO), were awarded time-vested restricted shares to aid in his retention during these uncertain times.

Other indirect components of our compensation program include: retirement benefits, welfare and miscellaneous benefits, and change in control benefits. In addition, occasionally we provide special incentives or benefits related to substantial changes in employment status, including hiring, major promotion, restructuring, or retirement.

The following table presents an overview of the components of compensation in 2008 for our NEOs, the details of which are provided in later sections.

Compensation Components in 2008

Compensation Component	Primary Purpose	Key Features in 2008

Cash Salary	Provide competitive baseline compensation to attract and retain executive talent

Salaries are determined based on prevailing market levels with adjustments for individual factors such as performance, experience, skills, and tenure. Annually, management sets a company-wide merit pool in which the executives participate. For 2008, the executive officer merit increases were the same as the company-wide average of 3.4%.

Annual Cash Bonus	Create a financial incentive for achieving or exceeding one-year company and/or executive management team goals

For most executives, the annual bonus was performance-based under our shareholder-approved 2002 Management Incentive Plan, as amended. The key metrics in 2008 were pre-tax net income and individual performance for corporate and banking officers.

Performance Restricted Stock (“PRS”)	Provide a performance- and equity-based incentive to reward achievement of specific earnings per share goal and to align with shareholders	PRS awards will vest if a pre-determined earnings per share goal is achieved in any of the years 2008 through 2011.

Retirement and Tax-Deferral Benefits	Provide competitive opportunities for executives to prepare for retirement and defer payment of taxes on a portion of earned compensation	Benefits are offered through broad-based and supplemental pension plans, a broad-based 401(k) savings plan and officer deferred compensation programs.

Perquisites and Broad-Based Welfare Benefits	Provide personal benefits to meet competitive pressures for talent	Many welfare benefits (such as health insurance) are provided under broad-based programs. Most benefits are provided in-kind.

Compensation Component	Primary Purpose	Key Features in 2008

Change in Control (“CIC”) Benefits

Allow us to compete for executive talent during normal times, and, if a CIC situation were to arise, to motivate our executive team to remain with the company and focus on corporate objectives during the pursuit, closing, and transition periods of the transaction

Severance agreements and long-term incentive awards granted after 2006 have a “double trigger” and are paid only if employment terminates in connection with a CIC event. Key benefits are cash severance payments based on salary and bonus and accelerated vesting of stock awards.

Special Awards:

Retention Stock Mr. Burkett	Provide to targeted executives a restricted stock incentive to remain with the company for specified periods	Retention shares vest half in three years and half in four years, forfeiting if employment terminates before vesting.

Compensation Philosophies and Practices

Retention, Attraction, and Competition

Our compensation plans and programs are designed to attract and retain excellent employees. Our human resources are a significant and valuable asset. We recruit from a broad pool of talent, and our people in turn may be recruited by competitors and other financial services industry as well as general industry firms. Our total compensation opportunity at each level must be competitive. If it is not, then over the long term we risk losing our best people while hampering our ability to replace them.

Use of Peer Group Data

The Committee annually reviews the compensation practices of a peer group to ensure our pay programs remain competitive and allow for the hiring and retention of key talent. The Total Shareholder Return Performance Graph (“TSR graph”) that appears in our annual report to shareholders (see page • of that report) uses the 30 largest bank holding companies in the U.S. based on reported asset size as of December 31, 2008 (“Top 30”). We believe that the Top 30 is a good benchmark group with which to compare our total shareholder return, or TSR, which is stock price performance plus reinvested dividends, because we are one of the Top 30 bank holding companies.

For several years the Committee has also considered specific data for another group of peer companies (“Peer Banks”) in setting many of the compensation components for executives. The Peer Banks used in 2008 were 20 financial services companies selected by the Committee with the advice of, and using information provided by, management’s consultant, Mercer Human Resource Consulting (“Mercer”). Originally the Peer Banks were selected from the Top 30 and the banks just below that level in size, focusing on those institutions roughly similar to our Bank in size and business focus. The Peer Bank group is adjusted each year as the industry changes. To construct our Peer Banks group for 2008, we started with the 2007 Peer Banks and then eliminated companies which had announced they were merging or being bought (Commerce Bancorp, Mellon Financial Corp, TD Banknorth, and Compass Bancshares). The resulting median asset size of our Peer Banks was approximately $52 billion, with a range from $20 billion to $182 billion. For comparison, our asset size at the beginning of 2008 was approximately $38 billion. The 20 members of our 2008 Peer Banks group were:

Peer Banks Used for 2008 Awards

SunTrust Banks Inc.	Keycorp	Colonial Bancgroup	Associated Banc-Corp
National City Corp.	Comerica Inc.	PNC Financial Services	BOK Financial Corp.
Regions Financial Corp.	M&T Bank Corp.	Huntington Bancshares	Commerce Bancshares Inc.
BB&T Corp.	Marshall & Ilsley Corp.	TCF Financial Corp.	Fulton Financial Corp.
Zions Bancorporation	Synovus Financial Corp.	City National Corp.	Fifth Third Bancorp

The Committee uses market data to help establish the size and terms of the components of direct compensation for executives. To ensure that the majority of each executive’s total compensation opportunity is earned through annual or long-term results, salaries are targeted at the median of the market for each position. Actual salaries may be higher or lower than median based on individual factors (performance, experience, skills, and tenure) or for our retention needs. Annual cash bonus opportunities and guideline equity-based incentive awards are targeted similarly: target-level compensation is intended to be paid for median performance, and maximum compensation is intended to be paid for top-quartile performance, based on projections of market performance.

The indirect components of our compensation program were established and are maintained so that the combination of benefits we offer remains generally competitive with other institutions in the financial services industry based on generally known practices and trends rather than upon statistical analyses or formal benchmarking to any specific group. Those components include retirement and tax-deferral programs and benefits, perquisites, and change in control severance agreements as well as change in control features in many plans.

For the special compensation components, including retention bonuses and individual retirement and severance arrangements, relevant market data is not available. In those cases the Committee relies on recommendations from management along with external advice from the Committee’s consultant to determine the types, amounts, or terms of such benefits that are reasonable and appropriate for the circumstances.

Relative Sizing & Mix of Direct Compensation Components

The relative sizing and mix of the individual components of executive compensation are based on the competitive market for each position and the individual’s experience and performance. The direct components are salary, annual cash bonus, and equity-based incentive awards. For 2008, after considering those factors, the Committee sized each direct component for the NEOs as a percentage of salary as shown in the table below. Other indirect components generally are not considered when the size of the direct components is determined. The CEO targets generally are higher than those of the other NEOs to be competitive and reflect the greater scope and responsibility of the CEO position. The annual cash bonus opportunity provides for threshold, target, and maximum performance levels and payouts. Ordinary salary increases affect the bonus and long-term targets since targets are a percent of salary. Certain benefits such as pensions are also related to salary levels. There is no other significant interdependence among the compensation elements.

Sizing of Direct Compensation Components in 2008 as a Percentage of Annual Salary

Officer	Annual Cash Bonus		Retention Stock Awards	Performance Restr. Stk. Awards
	Target	Maximum

Mr. Jordan*	125%	187.5%	None	158%
Mr. Adams*	75%	112.5%	None	53%
Mr. Burkett	100%	150%	33%	106%
Mr. Tuggle	75%	112.5%	None	78%
Mr. Gusmus*	125%	125%	None	None
Mr. Baker	125%	187.5%	None	269%

*

The 2008 salary rate and annual bonus opportunity of Mr. Jordan was adjusted on September 1 when he became CEO. Equity awards were increased to reflect his additional responsibility. The percentages shown for all retention and performance restricted stock awards relate to the salary rate that was in effect on February 25 (July 20 for Mr. Adams) and the stock Fair Market Value (FMV) on that date, which was $18.67. The number of shares granted was determined by assuming a future stock price of $25, thus reducing the number of shares granted. The percentages shown for Mr. Adams and Mr. Gusmus reflect their compensation levels which became effective prior to their appointment to executive officer positions and continued in effect for the remainder of 2008. The percentages shown for Mr. Tuggle do not include temporary transition payments made to him in 2008 to buy down his pay from a former employment arrangement where his compensation was higher.

Annually, Mercer prepares a market analysis of direct pay components using the Peer Banks discussed above, which the Committee reviewed in establishing compensation opportunities for 2008. This analysis is also used by management and the Committee to determine if modifications to the bonus and long- term incentive targets are needed. The Committee’s overall objective is to provide a competitive pay package and thus set competitive target and maximum opportunities. A key factor considered during the setting of targets relates to the appropriate mix of base pay versus pay at risk for performance, and the mix between short- and long- term compensation. The chart above shows that the CEO’s compensation package is more heavily weighted in favor of performance-based pay and also in favor of long-term vs. short-term incentives than the other NEOs, consistent with the greater responsibilities of this position, prevalent market practices among our Peer Banks, and our compensation philosophy which links a substantial portion of executive pay to performance.

After considering those factors as well as the economic condition of the banking industry, in early 2008 the Committee determined to replace the former program of making annual grants of performance share units and stock options with a simpler program of performance restricted stock, or PRS, awards. In the current business and stock market environment, the Committee believes that stock options are highly volatile and that such volatility is not driven primarily by executive performance. The performance criteria of the PRS awards was changed significantly from previous years, as discussed under the caption “Equity Based Compensation” beginning on page • below.

In addition, the Committee awarded retention restricted stock having three- and four-year vesting periods to selected executives, including one NEO (not the CEO). That action modified the 2007 program of making selective one-year retention cash bonus awards. Those changes were implemented to strengthen the retention effect of the awards due to the longer retention period and the potential for stock value growth during that period.

In setting the size of the direct compensation components for 2008, the Committee considered the total compensation opportunity and pay mix at target payout levels. The target total mix of the direct components is summarized in the following table. As mentioned previously, actual bonuses paid for 2008 under the MIP program were $0, discretionary bonuses paid for 2008 were made in cash as described in the introduction of this section beginning on page •, and the final payout values of the equity awards will not be known for several years. See “Summary Compensation Table” beginning on page • for additional information concerning amounts paid or earned in 2008.

2008 Mix of Direct Compensation Opportunity Components
Using Target Levels

Officer	Salary	Annual MIP Bonus	Long-term Incentives	Total

Mr. Jordan	24%	29%	47%	100%
Mr. Adams	43%	33%	24%	100%
Mr. Burkett	29%	29%	42%	100%
Mr. Tuggle	33%	25%	42%	100%
Mr. Gusmus	44%	56%	0%	100%
Mr. Baker	18%	23%	59%	100%

Certain Actions Taken in 2009

Actions taken by the Committee in early 2009 that will impact compensation in 2009 included the following:

•	2009 salaries of all NEOs and most officers with salaries above $150,000 were frozen at 2008 levels

•

Target levels of incentives for all NEOs were frozen at 2008 levels except for Mr. Gusmus, whose 2009 compensation targets were approved in 2008 for 2009 performance when he became an executive officer.

•

Selected executives, including some of the NEOs, received above-target equity awards in early 2009 in a combination of performance stock units and restricted stock in recognition of their extraordinary efforts and significant progress in turning around the company. The CEO received a one-time grant of restricted stock in January 2009 in conjunction with his promotion to CEO in 2008 and in recognition of his leadership of those extraordinary efforts.

Deductibility of Compensation for Tax Purposes.

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Tax Code”), generally disallows a tax deduction to public companies for compensation exceeding $1 million paid during the year to the CEO and the three other highest-paid executive officers at year-end (excluding the Chief Financial Officer). Certain performance-based compensation is not, however, subject to the deduction limit. Because we are a participant in the Troubled Asset Relief Program (“TARP”), deductibility is further limited to $500,000 per named executive officer each year regardless of whether or not the compensation is performance-based.

Compensation Committee Meetings

In 2008, the Committee met seven times and took action by written consent one time for the principal purposes of executing their responsibilities as outlined in the Committee’s charter. Every meeting was concluded with an executive session during which management was not present.

Additional information concerning director attendance at meetings and other related matters is set forth under the heading “Board and Committee Meeting Attendance” beginning on page •.

Executive Compensation Risk Assessment

In compliance with TARP requirements, the Committee met in January 2009 with the company’s chief risk officer and chief credit officer to review and assess the key business and other risks that the company currently faces in relation to the company’s compensation arrangements in which the named executive officers participate, especially the incentive plans and programs. The Committee has certified in the Compensation Committee Report on page ___ of this proxy statement that it has completed that risk assessment process. Similar reviews will be conducted at least periodically while the company is a participant in the TARP. Our executive incentive plans continue to emphasize pay for performance. However, risk-controlling features include Committee discretion to adjust awards based on quality of earnings and other non-quantitative factors; use of performance metrics that benefit the company over the long run; use of reasonable financial goals; in recent years, sparing use of stock options; beginning in 2009, a requirement that executives hold a percentage of net gains received under stock plans until after retirement; and, for many years, an over-arching emphasis on long-term shareholder value creation.

Use of Compensation Consultants

Management uses Mercer, a national compensation consulting firm, as its primary advisor for executive compensation matters. In some cases, nationally-recognized law firms are engaged to provide advice on compliance with new laws, administration of stock plans, and design of severance agreements.

Mercer was initially engaged by the EVP, Human Resources over five years ago. The consulting arrangement was last reviewed and renewed in 2006 by the EVP, Human Resources, who has responsibility for initiating or terminating the contract. Mercer serves as a consultant to management on all executive compensation matters and is responsible for providing accurate and unbiased advice to the Compensation Committee, even though the Committee has engaged its own consultant. Mercer analyzes our prior peer group each year and recommends additions and deletions of companies based primarily on asset size and business similarities. The 2008 Peer Banks discussed above were used by Mercer to provide market analysis on the various alternatives presented for management and Committee review and approval. In addition, to competitive market analyses, Mercer presented to management emerging best practices in the areas of perquisites, change-in-control programs and pay mix, provided insight on performance metrics used by Peer Banks and recommended changes to the program for 2008 that included changes to the type and mix of executive equity-based awards, performance metrics, and target award levels. In addition, management consulted with Mercer on the design of the annual bonus program and metrics to use for 2008, a key transition year for the company, the design of the annual bonus program for the business line leaders, and the equity mix and target award levels for non-executive management equity awards.

In 2008, the Compensation Committee continued to engage a separate, independent consulting firm, Frederic W. Cook & Co. (“Cook”), to provide analysis and advice on all compensation-related matters (including assessment of peer groups, competitive market data, pay mix, and compensation design). Among other things, Cook assists the Committee in its reviews of compensation program actions recommended by management. Cook has no other relationships with the Corporation or management. Key engagement items for Cook in 2008 were:

•	In advance of Committee meetings, review and comment upon written meeting materials.

•	Participate in key pre-meeting conferences with management and the Committee chairman on compensation matters.

•

At a Committee meeting, brief the Committee on specific areas related to executive compensation practices, including: external compensation trends and developments, results of compensation-related shareholder proposals at other companies, regulatory developments, and compensation disclosure rules and practices.

During the year, Cook provided the Committee and management with updates on emerging market trends and executive compensation developments through the use of client advisory letters. In addition, Cook provided perspective on management’s recommendations related to the mix of equity vehicles for non- executive management level programs and the executive level program design and performance metrics.

Role of Management in Compensation Decisions

Management monitors the compensation programs used by other companies and considers whether new or amended compensation programs are needed within our company to attract and retain key employees. Recommendations are presented by management to the Committee for review and discussion. The CEO and the Chairman ultimately oversee the development of these management recommendations. New compensation plans, or significant amendments to existing plans, typically are approved by the full Board based on recommendations from the Committee. If executive-level exceptions are required for administration of the plans, such as approval of an executive’s early retirement, management generally reviews the facts of the situation and provides a recommendation to the CEO and the Chairman and, ultimately, to the Committee for approval.

Early in 2008, our CEO at that time, Jerry Baker, recommended to the Committee new salary levels and other compensation actions (bonus, equity awards, etc.) for the executive officers other than himself and the Chairman of the Board. When formulating the salary level recommendations, management reviews market data relative to average merit increases in the financial services industry as well as general industry. This market data was used to develop the company-wide merit pool for 2008 and the recommended merit adjustments for each of the executive officers.

Components of Compensation Program

Base Salary

Consistent with our practices and our compensation philosophy, the Committee establishes our CEO’s base salary annually based on achievement of objectives in his individualized written personal plan and competitive practices within the industry. The CEO develops a personal plan each year that contains financial, quality and strategic goals. The CEO submits that plan to the Committee for review and approval. The Board of Directors also reviews the plan.

For executive officers other than our CEO and Chairman of the Board, the Committee approves base salaries each year taking the CEO’s recommendations into account. In the spring of 2008, salaries of the NEOs were increased about 3.4% over 2007 levels, which was the average increase for all other employees in the company for 2008.

In July 2008, Mr. Baker announced his retirement as President and CEO effective September 1. The Board promoted Mr. Jordan to become President and CEO on that date. At that time Mr. Jordan’s annual salary rate was increased to $800,000, which the Committee determined was commensurate with his new duties and in line with the salary paid to Mr. Baker in his first year when he was promoted into that position.

Annual Cash Bonuses

The bonus opportunity offered to each executive officer for the year under our MIP is based on targets that are approved by the Committee early in that year. In general, each MIP bonus is based on achievement of company and/or business unit financial targets as well as individual personal plan objectives. In assessing achievement of financial targets, the Committee may determine to exclude certain items such as accounting changes and certain other non-recurring events. For some executives MIP bonuses can be based in part on individual performance, and for all executives MIP bonuses can be reduced based on corporate or individual performance.

For 2008, the process for determining an annual bonus under the MIP for each of the NEOs began with establishing a maximum MIP bonus opportunity for each of the NEOs equal to 1% of consolidated 2008 pre-tax earnings. Within this maximum, individual bonuses were determined by applying a corporate rating to the individual target bonus levels for each executive. The corporate rating was based on budgeted pre-tax earnings as illustrated in the following table. The pre-tax earnings levels used to create the corporate rating grid were based on our budget for the year 2008, and were selected primarily to provide an incentive to achieve or exceed budget. The initial corporate rating could be reduced by the Committee based on two company-wide subjective factors: achievement of restructuring and other strategic objectives. For each executive, his or her calculated bonus amount was subject to further adjustment based on individual personal plan results. All calculated bonus amounts were subject to discretionary adjustment by the Committee, subject to the overall maximum. That discretion can be used, for example, to reduce an award if the Committee determines that inappropriate risks were taken to create the results. In all cases pre-tax earnings were adjusted for specific matters such as changes in accounting principles and certain unusual or non-recurring items, and for the corporate rating a further adjustment for reserve variances was required.

2008 MIP Bonus Calculation Grid

Adjusted 2008 Pre-Tax Earnings	Percent of Budgeted Pre- Tax Earnings	Initial Corporate Rating*	Subjective Corporate Factors Rating	Final Corporate Rating	Personal Plan Factor	Calculated MIP Bonus Amount**

$415 million or more $332 million $249 million $166 million or less	125% or higher 100% 75% 50% or lower	150% 100% 50% 0%	0% - 100% 0% - 100% 0% - 100% Not relevant	Final Corporate Rating = the initial rating multiplied by the subjective corporate factors rating	Execution of personal plan goals for the year results in a personal plan factor of 0% - 100%	Bonus = [Final Corporate Rating] x [Personal Plan Factor] x [bonus target amount]

*	Corporate rating is interpolated if results fall between two points on the grid.

**	Calculated bonus amount may be adjusted by exercise of Committee discretion.

In 2008 our adjusted pre-tax earnings were less than the threshold level for payment and were negative for the year. Accordingly, no MIP bonuses were paid to any of the NEOs for 2008. However, the Committee may approve executive bonuses outside of the MIP. Non-MIP bonuses were awarded to certain executive officers in 2009 including 2 NEOs (not the CEO) to recognize their contributions in 2008 to the restructuring of the company and implementation of key strategies which will be important to the future success of the company as outlined in the “Introduction” discussion beginning on page • above. The bonus amounts were $250,000 for Mr. Adams and $200,000 for Mr. Tuggle.

Mr. Gusmus’s cash bonus for 2008 was paid under the Capital Markets Incentive Compensation Plan under an interim transitional arrangement made with him by management when he became interim president of that division in August, several months before the Board made his position permanent at the executive level. The arrangement provided, only for 2008, that Mr. Gusmus’ s bonus under that Plan would be $750,000. The arrangement was not modified when Mr. Gusmus permanently assumed the role of divisional President, and the Committee was aware of the arrangement when the Committee recommended Mr. Gusmus to the Board as an executive officer. In the fourth quarter of 2008, the capital markets division earned record pre-tax profits and the bonus was paid at the agreed level.

Equity-Based Compensation

Objectives of 2008 Equity-Based Awards

The primary objectives of all equity-based compensation awarded in 2008 were to:

•

align an important component of management compensation with our stock’s market value to motivate managers to achieve overall corporate results that will positively impact that market value and thus our shareholders’ value;

•	retain valuable managerial talent;

•	attract new managerial talent; and

•	reward management for the collective results of their efforts.

In addition, PRS awards granted during 2008 created specific performance incentives that were expressly intended to motivate senior management to achieve an earnings per share goal, in addition to the more general objectives mentioned above, as described more fully below.

Overview of Equity-Based Awards in 2008

In 2008, to recognize the volatility in equity markets and the difficulty in predicting our stock price performance, the long-term incentive program was simplified. For the regular annual equity-based award we granted only one type to executives: PRS shares under our performance equity program. In 2008, the Committee looked at market data for each position and granted awards significantly below market levels for all executive officers because the stock price had recently declined significantly and some level of recovery was expected before the end of the performance period. The number of PRS shares granted to each person in 2008 was determined by dividing a projected $25 stock price into 80% of the guideline dollar value of the award. We supplemented the regular annual award with awards of time-vesting restricted stock to selected executive officers, including one of the NEOs, to create a retention incentive, but the value of total awards (measured at the grant date) remained below market levels. The CEO was awarded a promotion restricted stock grant in January 2009.

Overview of Performance Equity Program

Consistent with competitive practice, for many years the Committee has made annual grants of performance equity awards with a multi-year performance period. The financial goals are established at the beginning of each performance period are company-wide in focus and are uniform for all executives. Since the grants are annual, financial results in any given year can affect several outstanding awards. The Committee adjusts the performance goals each year based on the company’s objectives at that time, and often alters the type of the award based on competitive pressures.

The performance equity program provides an incentive for executives to achieve targeted financial results over a period longer than the annual bonus program and links a significant portion of each executive’s pay to overall corporate results irrespective of the business unit in which they work.

Performance Goal of PRS Awards

For the 2008 PRS grants, the Committee approved earnings per share as the key metric because of its correlation with delivery of shareholder value. Given the substantial challenges and uncertainties facing the company in 2008, in February the Committee determined that it would be best to make the financial goal simple: attain earnings per share of at least $2.00 per share in any of the four years 2008 through 2011. If the goal is attained, the PRS shares will serve a retention function, vesting 50% on each of the third and fourth anniversaries after grant if the executive remains with the company.

The earnings per share goal established in February is subject to adjustment for a variety of unusual events, including accounting changes, share repurchases or issuances, and significant other specified corporate events. In April, we announced that we would discontinue paying a cash dividend and instead would pay a quarterly stock dividend beginning in October. In May, we issued 69 million new common shares, raising about $660 million in net new regulatory capital. During the year we sold, closed, or discontinued our various national lending businesses. In August we sold our mortgage origination and servicing platforms. During the year we incurred substantial costs associated with our restructuring, repositioning, and efficiency initiatives.

Overall, at the present time the Committee has determined to adjust the 2008 PRS goal to be earnings per share of approximately $1.25. That adjustment reduced the original $2.00 goal in proportion to the dilutive effects of the 69 million share stock issuance and the stock dividends to date. Further adjustments may be made by the Committee in connection with future stock dividends or other specified events. No adjustment was made for our sale of the mortgage business or our other business initiatives. The long-term impact of eliminating the mortgage and related national businesses from our earnings was anticipated by the Committee in setting the original $2.00 goal, so the Committee believed that no adjustment for this event was necessary.

We cannot predict the degree to which the 2008 PRS awards eventually will be earned nor their value if and when vested. Our actual three-year (2006-2008) performance did not achieve the performance standards established in 2006 with respect to long-term equity incentives granted in that year. Accordingly, the 2006 long-term incentives were forfeited early in 2009.

Retention Restricted Stock

In early 2008, the Committee approved a retention restricted stock (RRS) award to Mr. Burkett in addition to his regular annual equity awards. Retention restricted stock awards vest 50% on the 3rd and 4th anniversaries of grant, subject to continued employment. Cash dividends are retained by the company until vesting; stock dividend shares are issued subject to the same restrictions as the original RRS shares.

Management recommended to the Committee that retention awards be made to certain key employees, including certain executives. With the tumultuous business conditions we were facing, including the prospect of disposing of our national mortgage business along with several related businesses, Mr. Baker, who was our CEO at the time, felt it was imperative to provide a strong and long-term retention mechanism for key members of the leadership team. The size of the retention awards reflected the Committee’s judgment regarding what level would be appropriate to accomplish the purposes outlined above. Management consulted with Mercer about the size of the awards in formulating a recommendation to the Committee, but no formal statistical analysis or benchmarking was done.

Special One-Time Equity Grants

Over the past several years, special one-time grants of stock options, restricted stock, and performance awards have been made on a very selective basis. Such grants sometimes are made in the case of a new hire or a substantial promotion at the executive level where the Committee deems it appropriate to provide competitive compensation at that next level of management and to emphasize equity and long-term incentives rather than focusing only on an increase in base salary. Special grants are intended to reinforce the importance of increasing shareholder value and to recognize the impact of the new position on creating long-term value for the company. In 2008, none of the NEOs received such a grant. The CEO was awarded a promotion restricted stock grant in January 2009.

Stock Ownership Guidelines

Our current guidelines require the CEO to maintain beneficial ownership over time of at least 150,000 shares, and each of the other executive officers is expected to maintain beneficial ownership over time of 25,000 to 50,000 shares. For this purpose, fully-owned shares, restricted stock, and shares held in tax-deferred plans are counted, but stock options are not counted. If sufficient shares are not owned to satisfy the ownership guideline, 75% of the net after-tax shares received from our stock option and other plans must be retained until the target ownership level is achieved. In 2008, one named executive officer (Mr. Gusmus) did not own sufficient shares to meet the required levels. Mr. Gusmus has short tenure in his current position, and he will be subject to the 75% retention requirement per the guidelines until he holds sufficient shares to meet the guidelines.

Beginning in 2009, even after they meet the prescribed ownership levels, executive officers will be required to hold 50% of the net after-tax shares received from our stock plans for the balance of their careers with the company and until the first trading window period following termination of employment. Executive officers who reach age 55 will generally be permitted to sell shares held at least three years to diversify their portfolio in preparation for retirement.

We intend for the combined emphasis on corporate performance in setting executive compensation and stock ownership to strongly link the interests of our executives with those of our shareholders.

Deferral Plans and Programs

Objectives, Scope, and Practices

For many years we have offered many employees and directors the means to manage their personal tax obligations associated with their compensation from the company through various nonqualified deferral plans and programs. Personal tax management is our primary objective in providing this benefit. An important secondary objective is to encourage our senior personnel to save for retirement. We also provide this benefit in order to remain competitive in retaining talent and seeking new talent to join us.

During 2008, the plan under which the NEOs and our directors could elect to defer receipt and immediate taxation of earned cash compensation was the First Horizon National Corporation Nonqualified Deferred Compensation Plan. For executives, the types of compensation that could be deferred included salary and annual bonus. Amounts deferred under this plan earn at-market returns indexed to the performance of certain mutual funds selected by the participant.

Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)

From 1985 to 1995, directors and executive officers were able to defer fees, salary, and annual bonus under the 1985 D&E Plan. New deferrals last occurred in 1995. Interest continues to accrue on older accounts. The 1985 D&E Plan in the past accrued interest at rates ranging from 17% to 22% annually. In 2007 that rate was reduced to 13% (and later was further reduced to 12.5% effective January 1, 2009), except for participants who retired before 2004 with a contractually fixed rate. For those retiring after 2004, tax rules require that whatever rate is in effect for a person at retirement cannot be changed after retirement. Certain directors and two NEOs, Mr. Adams and Mr. Gusmus, have old accounts under the 1985 D&E Plan and received interest accruals under it in 2008.

The 1985 D&E Plan rates are considered above-market in 2008 under SEC proxy disclosure rules, and the above-market portion of earnings under the Plan is so reported in the Summary Compensation Table beginning on page • for Mr. Adams and Mr. Gusmus. The 1985 D&E Plan’s above-market interest motivates participating executives to remain with the company until normal retirement (or until early retirement with the Committee’s permission), and to refrain from joining a competitor after retirement because each account is subject to retroactive re-calculation of the account balance using a guaranteed rate based on 10-year Treasury obligations if an executive terminates service prior to a change in control for a reason other than death, disability or retirement, or if an executive joins a competitor after leaving First Horizon. In most cases, any such re-calculation would result in a complete elimination of the account’s current value. For Mr. Gusmus, the re-calculation provision has been modified. Additional information is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page __ of this proxy statement.

Other Compensation

Broad-Based Plans and Programs (Other than Retirement)

We provide a broad-based welfare benefit package in line with competitors as described below. This allows all employees to receive certain benefits such as healthcare which are not readily available to individuals except through their employer and allows employees to receive a certain benefit on a pre-tax basis.

Other Benefits and Perquisites

We also provide additional benefits in line with those offered to other executives in our industry to remain competitive in retaining talent and seeking new talent to join us. The following additional benefits are provided executives:

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Executive Survivor Benefit Plan—This plan provides a benefit of 2.5 times base salary if death occurs during service, reduced to 2 times salary if death occurs following departure due to disability or early or normal retirement. This benefit is provided to about 700 employees, including all NEOs, based on salary grade. This plan is provided as an alternative to the plan available to all employees due to the caps in the insurance coverage available under that plan.

•

Executive disability plan—Our regular disability plan for all employees in the company provides up to 60% of monthly pay (including base salary, bonus, commissions and incentive compensation) income replacement. The executive plan is capped at $25,000 per month with an optional additional benefit of up to $5,000 per month.

•

Perquisites—Our goal is to offer perquisites that are customary (and therefore necessary to remain competitive) and, in some cases, that relate to business duties. Details of executive perquisites are discussed beginning on page • of this proxy statement in footnote (i) to the Summary Compensation Table.

Retirement Benefits

We provide retirement plan benefits, discussed in this section below, that we believe are customary in our industry. We provide them to remain competitive in retaining talent and seeking new talent to join us.

401(k) Savings Plan

We provide all qualifying full-time employees with the opportunity to participate in our tax-qualified 401(k) savings plan. The plan allows employees to defer receipt of earned salary, up to tax law limits, on a tax-advantaged basis. Accounts may be invested in a wide range of mutual funds and in our common stock. Up to tax law limits, we provide a 50% match for the first 6% of salary each participant with at least one year of service elects to defer into the plan. Matched contributions are initially invested in company stock, but can be re-invested in other available mutual funds at the participant’s election.

Our 401(k) plan was established many years ago. No substantial changes to the match or basic plan structure were made in 2008.

Pension Plan

Our Pension Plan is a traditional broad-based pension plan that provides for a defined benefit to be paid to eligible employees upon retirement. In 2007, the plan was closed and employees hired after August 31, 2007 are not eligible to participate. The benefit is based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service, years of credited service, and social security benefits (under an offset formula). Benefits are normally payable in monthly installments after age 65. Tax laws limit the qualifying salary that can be used, and thus the benefit that can be paid, under the Pension Plan to a dollar amount that is adjusted each year for inflation. The formula works in a traditional manner so that longevity with the company is rewarded.

No substantial changes to the basic plan structure were made in 2008.

Pension Restoration Plan

Our Pension Plan is subject to certain dollar limitations on qualifying compensation and benefits imposed by the tax laws. Our pension restoration plan provides a restorative benefit to all of the executive officers who participate in the Pension Plan, including all of the named executive officers, and other employees approved by the CEO on a case by case basis so that the combined pension and restoration benefit is calculated as if those tax limitations did not exist. The pension and pension restoration plans thus generally operate as a single plan in terms of defining the pension benefit payable to executives. This plan is provided in response to the IRS caps on qualified pension plan benefits.

Other Post-Employment Benefits

Change in Control Benefits Generally

Over the past 20 years the financial services industry has experienced an extraordinary period of consolidation as old legal barriers, which prevented multi-state banking and restricted the business lines in which bank holding companies could engage, have been relaxed or eliminated. Although the new legal environment has created substantial business opportunities for us and many of our competitors, it has also created substantial personal uncertainties for executive officers and employees at all levels. Our CIC severance agreements and CIC plan features were first put in place a number of years ago in response to these uncertainties.

Our CIC potential costs are reviewed annually, and our CIC program is reviewed every three years (most recently in late 2006 and early 2007). In that review, the Compensation Committee’s consultant, Cook, provided information and advice concerning industry practices, including best practices and emerging trends. Legal counsel was also engaged. Industry information for this purpose is not limited to the Peer Banks used for bonuses and long-term incentives, since we seek to follow general industry best practices. As a result of that review, several substantive agreement provisions and plan features were altered in 2007. The discussion that follows reflects those changes. In 2008 the program was changed to exclude excise tax gross-ups in future CIC agreements.

While we are participating in the U.S. Treasury Capital Purchase Program (CPP), active executives named in our proxy statement most recently prior to the CIC event are not eligible for CIC payments under our plans and agreements. The CIC payments that cannot be paid while we are participating in the CPP are determined in accordance with detailed tax regulations, and in very general terms are those payments or awards, or portions of payments or awards, that are paid, vested, or accelerated because the CIC event occurs.

Change in Control Severance Agreements

We have CIC severance agreements with all of our active executive officers. These are not employment agreements. The CIC severance agreements provide significant benefits if employment is terminated in connection with a CIC event. As stated above, NEOs are not eligible for these benefits while we are participating in the CPP. Additional information about these contracts is provided under the caption “Change in Control Severance Agreements” in the “Change in Control” section beginning on page • of this proxy statement.

The primary objectives of our severance agreements are: to allow us to compete for executive talent during normal times and, if a CIC situation were to arise, to motivate our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany nearly every CIC transaction in our industry.

Change in Control Features Under Other Plans and Programs

Under many of our plans and programs, a CIC event will cause benefits to vest, be paid, or be calculated and paid at target or maximum levels. The main objective of these features is to allow us to offer competitive compensation packages so as to attract and retain top talent in an industry where consolidation continues at a robust pace. In 2007, after a review of all CIC features in our plans and programs, we amended our plans to provide a double-trigger standard, which means that in order for the applicable benefit to be paid a CIC event must occur and the officer must be terminated or experience a significant job reduction. The 2007 amendments were applied only to new equity awards granted after the amendments, and outstanding equity awards generally were not amended due to legal, tax, and accounting concerns.

Those plans and programs that have CIC features typically provide for the acceleration of vesting or payment of an award when a CIC event occurs resulting in termination of employment. Performance awards generally are paid on the assumption that performance would have occurred at target since the performance period cannot be completed as planned. In addition to the overarching reasons for CIC provisions stated above, we believe these special CIC outcomes are appropriate for these awards because: (i) it is unfair for the executive to give up stock-based awards when all shareholders are receiving the benefit of the CIC transaction in relation to their stock holdings; (ii) it is unfair for the executive to forfeit awards based on service when he or she has provided the company with those services that were needed but are not any longer; and (iii) in most cases there will be no fair way to honor our commitment to pay awards based on company performance because there will be no appropriate way to measure our performance when the performance period ends.

Special Retirement and Severance Agreements

On selective occasions, the Compensation Committee will approve special severance arrangements with departing executive officers. These agreements are negotiated with each individual and may vary considerably based on the individual circumstances of each termination. In the past, such terminations have often involved executive officers as to whom the company desires a non-competition/non-solicitation covenant and other legal restrictions. Those restrictive covenants typically have had two- to three-year terms. In order to induce a departing officer to agree to those restrictions, the company generally offers certain benefits which the officer normally would not receive. In the recent past, those benefits have included pro-rata vesting of conventional and PARSAP restricted stock that otherwise would be forfeited, partial retention of long-term equity-based incentive awards that normally would be forfeited in full, waiver of up to five years of the age discount when determining nonqualified pension benefits, cash payments, and certain perquisites. The long-term incentive awards typically are prorated based on the years of the applicable performance period that the officer worked, but remain subject to satisfaction of all applicable performance requirements. Cash payments typically are a specified number of months of salary, a percentage of bonus target or a retention of bonus opportunity, and/or some other severance-oriented amount. The primary perquisite has been post- retirement office space and administrative assistance. This perquisite has in the past been provided to certain retired CEOs and, in one instance, to a retired business line head, but will not be provided to future senior executives upon retirement.

Except for Mr. Gusmus, our executives do not have employment agreements, and we have no obligation to provide anyone with a special severance arrangement. When such an arrangement is provided, the terms vary with the circumstances. We believe such an arrangement can be a useful tool in those situations where a non-competition covenant or other legal restriction is desirable, or in recognition of long and valued service to the company, or to provide an incentive related to a transitional situation, and we intend to consider using them in the future in those situations that are appropriate. For additional information on Mr. Gusmus’s agreement, see “Special Retention Agreement with Mr. Gusmus” beginning on page __.

Special Retirement Agreements with Mr. Baker

In 2008, we entered into a special retirement agreement with our former CEO, Mr. Baker, who stepped down from that position on September 1 and retired completely at year-end. Our primary objective for entering into Mr. Baker’s agreement was to recognize his service to the company and to promote an orderly management succession process. Additional information concerning the terms of Mr. Baker’s 2008 agreement is provided under the heading “Special Retirement Agreements with Mr. Baker” beginning on page • of this proxy statement.

In 2004, we entered into an agreement with Mr. Baker, who was then the head of our mortgage business, relating to his years of credited service under our Pension Plan. At the time of the 2004 agreement, Mr. Baker began reporting directly to our Chairman and Chief Executive Officer and was designated by the Board as an executive officer of the company. The 2004 agreement provides for an increase in Mr. Baker’s years of credited service for pension purposes equal to the six years he served with our mortgage division. Our mortgage division did not participate in our Pension Plan, and those six years otherwise would not have been counted. The 2004 agreement was intended to provide a transition for Mr. Baker from our mortgage division’s traditional bonus plan to our management plan used for executive officers. When Mr. Baker became an executive officer in 2004, his annual cash bonus previously was determined based on business line results in a traditional manner consistent with our understanding of industry practices. The bonus opportunity offered under the MIP was significantly less than that provided under mortgage industry norms. Given Mr. Baker’s tenure with us at that point and expected retirement age, the Compensation Committee and Mr. Baker agreed that this adjustment to his years of service adequately compensated Mr. Baker for giving up his expectations under our traditional mortgage division bonus arrangement.

Special Retention Agreement with Mr. Gusmus

Following his appointment in 2008 to the position of President, FTN Financial, we entered into a special retention agreement with Mr. Gusmus. Additional information concerning the terms of Mr. Gusmus’s agreement is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page __ of this proxy statement.

Compensation Committee Report

The Compensation Committee Report is located on page • of this proxy statement under the caption “The Compensation Committee.”

Recent Compensation

Summary Compensation Table

The Summary Compensation Table which appears below provides compensation information about the following persons: Mr. Jordan, who served as our CEO starting September 2008; Mr. Adams, who served as our Interim Chief Financial Officer (CFO) from September 2008 until January 2009; and Messrs. Burkett, Gusmus and Tuggle, who are our three most highly compensated executive officers at year-end 2008 other than Mr. Jordan and Mr. Adams. Also included is Mr. Baker, who retired as our CEO in 2008. All of the named executive officers are or were officers of both First Horizon and the Bank.

Executive compensation for 2008 continued to be based on First Horizon’s financial and strategic performance. Payout from our long-term incentive program (LTIP) was $0 for all executive officers, as it was in the previous year. None of the named executives were paid bonuses for 2008 under the Management Incentive Plan, nor was Mr. Adams paid a bonus under the FirstPower Plan. Discretionary bonuses were awarded to certain named executive officers to recognize 2008 strategic accomplishments as outlined in the “Compensation Discussion and Analysis” section beginning on page • of this proxy statement.

The amounts shown in the table include all compensation earned in 2008, including amounts deferred by those persons for all services rendered in all capacities to us and our subsidiaries. If the 2008 named officers were also named officers in 2007 and/or 2006, their compensation from those years is also included. If a 2008 named executive officer served during any portion of the year as an executive officer, their 2008 compensation as an officer or employee is provided for the entire year. Additional executive compensation information is provided in tabular form in the following pages. A complete discussion and analysis of our compensation objectives and rationale, along with information on compensation of non-employee directors, is located in the “Compensation Discussion and Analysis” and “Director Compensation” sections of this proxy statement beginning on pages • and •, respectively. No named officer who served as a director was compensated as a director of First Horizon or the Bank.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & NonQualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)

D.B. Jordan*	2008	$703,769	—	$239,915	$386,323	—	$81,488	$30,832	$1,442,327
Pres & CEO	2007	$422,500	$750,000	$131,433	$257,549	—	—	$26,240	$1,587,722
T.C. Adams**	2008	$322,676	$250,000	$24,725	$13,725	—	$165,076	$17,696	$793,898
EVP & Interim CFO
C.G. Burkett	2008	$719,692	—	$215,183	$139,411	—	$369,845	$45,098	$1,489,229
Pres–Banking	2007	$700,231	—	$238,410	$135,036	—	$162,453	$47,805	$1,283,935
	2006	$673,654	—	$(185,043)	$98,368	$564,001	$428,891	$47,752	$1,627,623
F.J. Gusmus	2008	$289,846	—	—	$5,713	$750,000	$467,416	$16,609	$1,529,584
Pres–FTN Financial
C.T. Tuggle	2008	$470,041	$200,000	$40,244	$16,945	—	$238,823	$378,698	$1,344,751
EVP & General Counsel
G.L. Baker*	2008	$817,654	—	$574,286	$313,245	—	$303,775	$54,805	$2,063,766
Former Pres & CEO	2007	$790,731	—	$43,152	$610,778	—	$210,941	$52,362	$1,707,964
	2006	$698,173	—	$101,321	$162,231	—	$262,097	$72,646	$1,296,468

*

Mr. Baker transitioned from President and CEO to Vice Chairman of the Board effective September 1, 2008. On that date, Mr. Jordan, who had been Chief Financial Officer, became President and CEO. Mr. Baker retired on December 31, 2008.

**	Mr. Adams became Interim CFO effective September 1, 2008, when Mr. Jordan became CEO. Mr. Adams stepped down from that interim role on January 5, 2009, when William C. (B.J.) Losch, III became CFO.

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	Salary Deferrals. There were no deferrals of the salary amounts included in column (c) during 2008.
(d)

Bonuses. The amounts reported for Messrs. Adams and Tuggle in column (d) for 2008 reflect one-time discretionary bonuses approved by the Compensation Committee of the Board of Directors. Mr. Gusmus’s bonus was paid in 2009 from the FTN Financial bonus program for his role as FTN Financial President in 2008. For all named officers except Messrs. Adams and Gusmus, regular annual cash bonuses are payable under the 2002 Management Incentive Plan (MIP). Mr. Adams was eligible but did not receive a bonus under the FirstPower bonus program, a bonus program applicable to senior officers and others below the MIP level.

In 2007, Mr. Jordan’s bonus was not discretionary, but was the minimum one-time amount promised under the terms of his offer letter signed when we hired him. Moreover, a portion of that bonus was converted by the Committee into stock options priced at $25 per share, a price that was well above market at the time they were granted in early 2008.

(e)/(f)

Accounting Expense Values. The dollar values associated with awards shown in columns (e) and (f) reflect the accounting expense during each year shown, and are only partially related to awards granted during the year.

Those accounting expenses are based on values determined as of the grant date of each award using the same assumptions, valuation method, and amortization method used for accounting purposes in our financial statements. The accounting valuation method makes several assumptions about the growth and volatility of our stock value, the expected actual duration in the case of options, vesting, forfeiture, and other matters. The amortization method makes further assumptions concerning the expected vesting and duration of the awards. A discussion of those assumptions and methods appears in note 21 to our 2008 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions.

In most cases the total value of an award is amortized over more than one year. In those cases the amount amortized in a single year is only a portion of the total accounting value of the award, and the amount shown in the Summary Compensation Table for that award type often represents the sum of several such portions for several awards granted over several years.

In addition, events may occur which, under the accounting rules, result in a negative expense. Cancellation through forfeiture is one such event. The amounts shown in the Summary Compensation Table in some cases reflect a netting of positive and negative expenses. A negative number appears if the negative expenses were larger than the positive ones.

For all those reasons, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in columns (e) and (f).
(e)

Stock Awards. Column (e) includes the accounting values of restricted stock, PARSAP shares, LTI and performance equity awards expensed during the year indicated. The types of performance equity awards have varied in recent years, and have included LTIP (2006), PSU (2007), and PRS (2008) awards. Except for a small amount of dividend earnings, these amounts do not represent amounts paid or earned; they are simply the values attributed to awards under the applicable accounting rules, amortized over specific periods as required by those rules. In January 2009 Mr. Jordan was awarded 250,000 shares of restricted stock which are not reflected in the table because there was no accounting expense in 2008. The award was made to recognize his 2008 promotion to CEO and his leadership of the company. In 2008, long-term cash units, valued at $10.00 per share, were granted to non-executive management level employees. Mr. Adams received a 2008 grant of LTI units prior to becoming Interim CFO.

PARSAP Shares (Discontinued at the end of 2006). Our practice has been to grant PARSAP shares every three years. PARSAP shares vest in 10 years; however, vesting can be accelerated if certain performance criteria are met. The features of the PARSAP awards are discussed in the “Relative Sizing and Mix of Major Compensation Components” section of this proxy statement beginning on page •. Our last two regular PARSAP grants were in 2002 and 2005, and the last off-cycle grant was made in 2006.

PSUs & LTIPs. For several years our long-term equity-based incentives have taken the form of performance share units, or PSUs. Prior to 2007, our PSUs were designated as long-term incentive program, or “LTIP,” awards. No PSUs were granted in 2008. All PSUs are performance-based, meaning that eventual payout may be higher or lower than the accounting values used in the table above. The PSU payout may be zero. For example, the LTIP awards granted in 2004, 2005, and 2006 matured at the end of 2006, 2007, and 2008, respectively; the performance criteria were not met and the payout in each case was zero. Previous accruals related to those earlier LTIP awards were recouped resulting in negative accruals for fiscal year 2006. Those negative accruals along with forfeitures due to retirements are reflected in column (e) as shown in the table below.

PRS Awards. In 2008 the executive-level performance equity awards were granted in the form of performance restricted shares (PRS). Like PSUs, PRS awards are performance-based, meaning that eventual payout may be higher or lower than the accounting values used in the table above. The PRS payout may be zero. The performance and other features of the 2008 PRS awards are discussed in “Performance Goal of PRS Awards” beginning on page • of this proxy statement.

Restricted Stock. A portion of the equity Mr. Jordan received upon joining the company was paid in restricted stock to replace forfeited awards. Mr. Baker’s shares of restricted stock (other than PRS awards) vested upon his retirement on December 31, 2008.

PRSUs. A one-time promotional grant of 25,000 performance restricted stock units (PRSUs) to Mr. Baker is also included in column (e) for 2006. The three-year performance period of those special PRSUs was 2006-2008. Since the criteria were not met in 2008 the accrual was reversed; the forfeiture is reported in the “Promotion PRSUs” column of the Forfeitures of Equity-Based Awards table on page 45. The 115,000 shares of performance restricted stock granted to Mr. Baker in February of 2008 were modified by the Committee to allow continued vesting of the shares following retirement. Shares will vest following his retirement only if the performance criteria are met during the performance period.

Earnings. Column (e) includes negative accruals related to stock awards, as mentioned above, and also includes earnings (dividends) paid or payable during the year on all regular annual restricted and PARSAP shares that have not yet vested, regardless of when granted. Dividend equivalent amounts accrue on PSU, PRSU and PRS awards prior to vesting, but are paid only to the extent that the underlying awards vest and as such are not included in this column. The value of stock dividends is not included in this column. The negative accrual and dividend earnings amounts included in column (e) are reflected in the table below.

Negative Accruals and Dividend Earnings Included in Column (e)

	Negative Accruals			Dividend Earnings
	2006	2007	2008	2006	2007	2008

Mr. Jordan	NA	—	—	NA	—	—
Mr. Adams	NA	NA	—	NA	NA	$404
Mr. Burkett	$(570,919)	—	—	$64,364	$64,364	$30,207
Mr. Gusmus	NA	NA	—	NA	NA	—
Mr. Tuggle	NA	NA	—	NA	NA	$603
Mr. Baker	$(570,919)	—	$(50,246)	$61,592	$61,592	$28,898

“NA” in this table indicates that the person was not employed by us, was not an executive officer during that year or was not a named executive officer for that year. Mr. Adams became an executive officer in September 2008 when he became Interim CFO.

Forfeitures in 2008. Some awards that affect amounts reported in column (e) were forfeited during 2008. Additional information concerning forfeitures of awards in 2008 is presented in “Supplemental Disclosure Concerning Summary Compensation and Grants of Plan-Based Awards Tables” beginning on page • of this proxy statement.

(f)

Option Awards. All column (f) amounts represent the amortized expense, used for accounting purposes in our financial statements during each year shown, associated with stock option grants in that year or prior years. These amounts do not represent the compensation value to executives. The actual compensation value for most options will be determined by the degree to which our stock price exceeds the option exercise price at the time of exercise. No regular annual stock options were granted to executive officers in 2008; Mr. Adams was granted options in April prior to becoming Interim CFO in September. No stock appreciation rights (SARs) were awarded or accrued in any year shown. The amount shown in this column for Mr. Jordan consists of the expense associated with the following: 188,917 options received upon joining the company to replace forfeited awards and 85,275 regular annual options awarded in 2007 on normal terms. These amounts reflect the two stock dividends which were 3.0615% on October 1, 2008 and 1.837% on January 1, 2009.

(g)

Incentive Award Bonuses. This column represents the annual MIP payout, which is made for each plan year in February of the following plan year, for all except Mr. Adams and Mr. Gusmus. Mr. Adams participates in our FirstPower bonus program applicable to senior officers and others below the MIP level. He did not receive a bonus under that plan for 2008. Mr. Gusmus participated in the FTN Financial bonus program in 2008 and his bonus is reported in column (g).

(h)

Column (h) includes changes in pension actuarial values and above-market earnings on nonqualified deferred compensation accounts in the 1985 D&E Plan. Changes in pension actuarial values are the aggregate increase during the year in actuarial value of all pension plans, both qualified and restoration, for each named executive. Our Pension Plan and Pension Restoration Plan are designed to give employees an incentive to stay with First Horizon through their normal retirement age. As a result, most of the benefits are accrued during the last few years of their career. This is illustrated in the numbers shown in the table below. The actual expenses of these plans are determined using the projected unit credit actuarial method which spreads the cost over the entire career of each employee. The earnings on deferred compensation included in this column include all above-market interest accrued during the year, whether or not paid during the year. For this purpose, the Securities and Exchange Commission requires us to use one or more rates specified in certain Internal Revenue Service publications as the applicable ‘market’ rate(s) in each situation. The amounts associated with each category are shown in the following table.

Changes in Pension Actuarial Value and Above-Market Earnings on Deferred Compensation for 2008
Name	Change in Pension Value	Above-Market Earnings on Deferred Compensation	Total Shown in Column(h)

Mr. Jordan	$81,488	$—	$81,488
Mr. Adams	$145,327	$19,749	$165,076
Mr. Burkett	$369,845	$—	$369,845
Mr. Gusmus	$444,281	$23,135	$467,416
Mr. Tuggle	$238,823	$—	$238,823
Mr. Baker	$303,775	$—	$303,775

(i)	Elements of “All Other Compensation” for 2008 consist of the following:

All Other Compensation for 2008
(a)	(b)	(c)	(d)	(e)	(f)	Total Shown in Column(i)
Name	Perquisites and Other Personal Benefits	Tax Reimbursements	Compensation Related to Transition	401(k) Plan Company Match	Life Insurance Premiums

Mr. Jordan	$21,835	—	—	$6,900	$2,097	$30,832
Mr. Adams	$7,960	—	—	$6,900	$2,836	$17,696
Mr. Burkett	$32,438	—	—	$6,900	$5,760	$45,098
Mr. Gusmus	$7,911	—	—	$6,900	$1,798	$16,609
Mr. Tuggle	$7,860	—	$360,721	$6,900	$3,217	$378,698
Mr. Baker	$31,550	—	—	$6,900	$16,355	$54,805

Details concerning information in certain of the columns in the All Other Compensation table are presented in the following paragraphs:

(b)

“Perquisites and Other Personal Benefits” includes the following types of benefits: Flexible Dollars; Financial Counseling; Disability Insurance; Auto Allowance; Social Club Dues; Merchandise; and Aircraft Usage. Benefits are valued at the incremental cost to First Horizon. “Flexible Dollars” represents First Horizon’s contribution to the Flexible Benefits Plan, based on salary, service, and wellness (wellness is based on completion of the annual company Health Risk Assessment). “Financial Counseling” represents payments for the preparation of income tax returns and related financial counseling. “Disability Insurance” represents insurance premiums with respect to our disability program. “Auto Allowance” represents a cash allowance paid to certain executives in lieu of providing a company automobile and reimbursement of certain maintenance expenses. “Social Club Dues” represents annual dues for membership in a country club or other social organizations. Executives who use the club membership in part for business purposes may request reimbursement of 50% of the annual dues associated with club membership. “Merchandise” refers to gifts received by the executives; in this case, it was for receipt of gift baskets. “Aircraft Usage” represents imputed income to the executives when their spouses accompanied them on a business trip using chartered aircraft.

(c)	In the past, “Tax Reimbursements” represented tax gross-up payments on certain benefits. In late 2006 our Compensation Committee discontinued the payment of tax reimbursements on ordinary benefits.
(d)

Compensation Related to Transition for Mr. Tuggle was provided to transition him from FTN Financial’s compensation arrangement to executive officer of the Corporate Legal Department for First Horizon National Corporation. The transition was completed in 2008.

(e)

“401(k) Match” represents First Horizon’s 50 percent matching contribution to the 401(k) Savings Plan, which is based on the amount of voluntary contributions by the participant, up to 6 percent of compensation and subject to tax law limits. To the extent dollars from the Flexible Benefits Plan are contributed to the 401(k) Plan, they are included in column (b) rather than in column (e).

(f)

“Life Insurance Premiums” represents insurance premiums with respect to our supplemental life insurance plan. Under our Survivor Benefits Plan a benefit of 2 1/2 times final annual base salary is paid upon the participant’s death prior to retirement (or 2 times final salary upon death after retirement).

Grants of Plan-Based Awards

The following table provides information about grants of stock option, performance restricted stock (PRS), MIP annual cash bonus, long term incentive unit (LTI), FirstPower Bonus Program (FPP), and retention restricted stock (RRS) awards granted during or in relation to 2008 to the officers named in the Summary Compensation Table. No stock appreciation rights (SARs) were granted to named executives during 2008. Our most recent regular performance-accelerated restricted share (PARSAP) awards were granted in 2005; no PARSAP awards were granted in 2008, and the PARSAP program has been discontinued.

For purposes of the following table: the regular annual cash bonus opportunities under our Management Incentive Plan (MIP) (or FirstPower Bonus Program for Mr. Adams) are considered to be “Non-Equity Incentive Plan Awards”; PRS awards are considered to be “Equity Incentive Plan Awards”; the retention restricted stock (RRS) granted to Mr. Burkett and the long-term incentive units (LTI) granted to Mr. Adams are considered to be “All Other Stock Awards”, and stock options are considered to be “All Other Option Awards.” Mr. Jordan’s award of options in February was issued as part of his 2007 bonus at an above-market exercise price of $25 per share. The information is organized so that each row represents a separate grant of awards; a column for a row has a dash if it does not apply to the type of award listed in that row or the dollar amount is $0. Some of Mr. Jordan’s and Mr. Adams’ grant dates relate to their promotions that were approved in July, effective in September, 2008. No awards in the table below have been adjusted to reflect the stock dividends payable on October 1, 2008 or January 1, 2009 of 3.0615% and 1.8370%, respectively.

Grants of Plan-Based Awards in 2008
(a)	(b-1)	(b-2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Action Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of Option Awards ($/sh)	Grant date Fair Value of Stock and Option Awards($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Jordan	Opt 2-25	2-25	—	—	—	—	—	—	—	50,000	$25.00	$81,000
	PRS 2-25	2-25	—	—	—	—	40,000	40,000	—	—	—	$746,800
	MIP	2-25 / 7-14	—	$766,667	$1,150,000	—	—	—	—	—	—	—
	PRS 9-2	7-14	—	—	—	—	15,000	15,000	—	—	—	175,875
	RS 1-20-09	1-20-09*	—	—	—	—	—	—	250,000	—	—	$2,187,500

Mr. Adams	Opt 4-18	4-14	—	—	—	—	—	—	—	4,543	$13.12	$7,451
	LTI 4-18	4-14	—	—	—	—	3,635	3,635	—	—	—	36,350
	FPP	n/a	—	$201,338	$302,007	—	—	—	—	—	—	—
	PRS 7-16	7-14	—	—	—	—	10,000	10,000	—	—	—	$67,300

Mr. Burkett	PRS 2-25	2-25	—	—	—	—	40,000	40,000	—	—	—	$746,800
	RRS 2-25	2-25	—	$—	—	—	—	—	12,500	—	—	233,375
	MIP	2-25	—	$728,000	$1,092,000	—	—	—	—	—	—	—

Mr. Gusmus	See note c-e below

Mr. Tuggle	PRS 2-25	2-25	—	—	—	—	20,000	20,000	—	—	—	$373,400
	MIP	2-25	—	$356,250	$534,375	—	—	—	—	—	—	—

Mr. Baker	PRS 2-25	2-25	—	—	—	—	115,000	115,000	—	—	—	$2,147,050
	MIP	2-25	—	$1,000,000	$1,500,000	—	—	—	—	—	—	—

*	Grant in 2009 related to 2008 promotion.

Details concerning information in certain of the columns are presented in the following paragraphs:

(b-1)

Column (b-1) shows the 2008 grant dates of the awards reported in this table. These are the dates as of which the grants are effective for legal and accounting purposes, and as of which prices are set or used for those awards that use grant date stock values.

The rows in column (b-1) are designated to indicate the different award types granted. The designations correspond to the following award types: “Opt” for regular annual stock options; “LTI” for long-term incentive units; “PRS” for performance restricted stock awards; “MIP” for annual cash bonus awards under our MIP; “FPP” for annual cash bonus awards under our FirstPower Bonus Program; “RRS” for retention restricted stock awards; and “RS” for promotional grants made in 2009.

(b-2)

Column (b-2) shows the 2008 dates on which the Compensation Committee acted to grant the awards reported in this table. For those awards granted in April, the action dates precede the legally effective grant dates by a few days so that the grant would fall shortly after, rather than shortly before, our quarterly earnings release.

(c)-(e)

The 2008 cash bonus ranges under our MIP for our executives, other than Mr. Adams and Mr. Gusmus, were based on performance criteria established early in 2008 by the Compensation Committee. For those officers a target bonus level is set as a percentage of salary. The highest target for those officers is at the CEO level (at 125% of salary), and the maximum bonus for all is 150% of target. No bonuses were paid under this plan for 2008. For Mr. Adams, the target and maximum bonus levels are derived as a percentage of salary and the final award is earned based on corporate and personal performance. Mr. Adams’ original FPP target was 45% for half of 2008 and that increased to 75% (for the second half the year). Mr. Adams did not receive a bonus under the plan for 2008. The annual bonus award for Mr. Gusmus was established under an arrangement agreed to when he became interim president of our capital markets division. Additional information concerning annual cash bonuses paid to the named executive officers for 2008 is set forth in column (g) of the Summary Compensation Table and under the caption “Annual Cash Bonus” beginning on pages • and •, respectively, of this proxy statement.

(f)	The threshold payouts listed in column (f) for PRS awards are based on achieving a certain pre-set minimum earnings per share (EPS) level over a 4-year period. Additional information concerning the performance criteria related to 2008 PRS awards is set forth in “Performance Goal of PRS Awards” beginning on page •.
(g)/(h)

The PRS awards listed in columns (g) and (h) have no target payout; the ‘target’ level in the table is the maximum level. Even if the maximum amount is earned and paid, the values of PRS awards listed in the table may differ from the amounts actually paid because the value of an award under this program will depend on the value of our shares at the time the performance criteria are met.

(i)

Column (i) shows the number of shares of restricted stock granted in 2008 to the named executive officers. The grant in 2008 to Mr. Burkett was part of a retention award program for targeted senior officers, and in January 2009 Mr. Jordan was awarded 250,000 shares of restricted stock to recognize his 2008 promotion to CEO and his leadership of the company.

(j)

Column (j) shows the number of shares underlying stock options granted in 2008 to the named executive officers. Mr. Jordan received 50,000 shares at an above-market exercise price in lieu of a portion of his earned 2007 cash bonus.

(k)

Options generally are priced at fair market value determined as the higher of (a) the average of the high and low prices for our common stock on the grant date, rounded up to the nearest whole cent, or (b) the closing price of our stock on the grant date. Mr. Jordan’s bonus option, awarded in lieu of his earned 2007 cash bonus, was priced at $25, reflecting a premium of 34% relative to the market price at that time of $18.67 per share.

(l)

Column (l) reflects the dollar value of each award shown in columns (g), (i) and (j) determined as of the grant date of each award using the same assumptions, valuation method, and amortization schedule used for accounting purposes in our financial statements. Additional information concerning the assumptions and valuation method is given in the discussion of columns (e) and (f) of the Summary Compensation Table beginning on page __ of this proxy statement.

The numbers of shares and options granted reflect the actual numbers granted and have not been adjusted to reflect the stock dividends.

Supplemental Disclosure Concerning Summary Compensation and Grants of Plan-Based Awards Tables

The proportion of annual cash salary and cash bonuses to total compensation opportunity, and how the amounts of those elements of compensation were established and relate to other forms of compensation, is set forth under the headings “Compensation Components in 2008,” “Relative Sizing & Mix of Major Compensation Components,” “Base Salary” and “Annual Cash Bonus” beginning on pages •, •, and •, respectively, of this proxy statement.

Under the terms of all options, participants are permitted to pay the exercise price of the options with shares of our stock which they own.

The vesting schedules of equity-based awards granted in 2008 are as follows:

•

For all options (except the options with immediate vesting awarded to the CEO in lieu of part of his 2007 bonus), LTI and restricted stock awards vesting occurs 50% on each of the third and fourth anniversaries of the grant date.

•

For PRS awards vesting occurs (if at all) if a certain earnings per share performance goal, established when the award was granted, is met during the four-year period 2008-2011. If the goal is met prior to 2011, vesting will occur 50% in 2011 and 50% in 2012. If the goal is not met until 2011 100% vesting will occur in 2012. Additional information concerning the performance criteria for PRS awards is set forth under the heading “Performance Goal of PRS Awards” beginning on page •.

Vesting information related to all equity awards held by the named executives at year-end is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” beginning on page •, especially in the notes to the table in that section. For all awards, vesting will or may be accelerated or pro-rated in the cases of death, disability, and change in control; for non-performance awards vesting may be accelerated, generally on a pro-rata basis, in the event of retirement; and for performance awards, vesting may continue following retirement and may be pro-rated at the discretion of the Compensation Committee. Additional information concerning the acceleration features of awards is set forth under the caption “Change in Control Features under Other Plans and Programs” on page •.

Dividends or dividend equivalents are paid or accrued with respect to PSUs and restricted stock, PRSUs, PRS, RRS and PARSAP shares, but not stock options. No such dividends or dividend equivalents are at rates preferential to dividends paid in respect of ordinary outstanding shares. Accrued dividends and dividend equivalents are forfeited if the underlying shares or units are forfeited.

The applicable plans provide for tax withholding features related to all award types upon approval of the Compensation Committee. To date, with respect to outstanding restricted stock, RRS and PARSAP awards, the Committee has approved a mandatory tax withholding feature under which vested shares are automatically withheld in an amount necessary to cover minimum required withholding taxes.

In many cases the Compensation Committee has the power to require the deferral of payment of an award upon vesting if, absent the deferral, First Horizon would be unable to claim a corresponding deduction for tax purposes. On occasion the Committee has exercised that power. No such deferral would cause the amount deferred to be omitted from the Summary Compensation Table.

Forfeitures of Equity-Based Awards in 2008

Some awards that affect amounts reported in the Summary Compensation Table were forfeited during 2008. Forfeitures during 2008 involving the named executives are reflected in the table below.

Forfeitures of Equity-Based Awards During 2008 (Amounts are in Shares or Share Units)
Name	Performance Restricted Stock	LTIP PSUs* (Target Level)	Promotion PRSUs**	Conventional Options***	Conventional & PARSAP Restricted Stock	Totals

Mr. Jordan	—	—	—	—	—	—
Mr. Adams	—	—	—	5,141	—	5,141
Mr. Burkett	—	37,307	—	5,141	—	42,448
Mr. Gusmus	—	—	—	—	—	—
Mr. Tuggle	—	—	—	—	—	—
Mr. Baker	—	58,704	25,000	—	—	83,704

*

Mr. Burkett’s forfeitures represent 100% of the LTIP award having a performance period ending December 31, 2008. Mr. Baker’s forfeitures include a pro-rated portion of his 2007 grant of PSUs (including stock dividends at a cumulative rate of 4.9547%) and the LTIP award having a performance period ending December 31, 2008.

**	The promotional PRSU award was forfeited based on the MIP performance for 2006, 2007 and 2008.

***	Cancellations reflect stock options that expired after the ten-year term.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about stock options, restricted stock, PARSAP shares, PRS, PSU, and LTIP awards held at December 31, 2008 by the officers named in the Summary Compensation Table. The PARSAP program was discontinued at the end of 2006. For our executives, LTIP awards were last granted in 2006, PSUs were granted only in 2007, and the PRS program began in 2008. Mr. Gusmus did not participate in the PRS program; he was not an executive officer at time of the award.

Outstanding Equity Awards at Fiscal Year-End 2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

Mr. Jordan		274,192		$37.57	5/1/14
	52,476			$23.82	2/25/15
						26,238	$277,336	74,777	$790,393

Mr. Adams	6,086			$33.49	2/26/09
	4,876			$38.25	4/20/09
	8,799			$17.12	3/1/10
	6,220			$36.92	3/3/10
	5,400			$43.58	2/17/11
	9,385			$29.04	2/23/11
	1,426	1,426		$38.46	4/22/12
		2,803		$38.81	4/21/13
		2,853		$37.80	4/20/14
		4,768		$12.50	4/18/15
						1,413	$14,935	10,495	$110,932

Mr. Burkett	14,933			$33.48	2/26/09
	4,876			$38.25	4/20/09
	3,414			$27.29	10/19/09
	14,357			$36.92	3/3/10
	14,343			$43.57	2/17/11
	8,744			$29.04	2/23/11
	5,870			$33.49	2/26/12
	4,959	4,960		$38.44	4/22/12
		10,878		$38.79	4/21/13
		69,269		$37.79	4/20/14
	1,929			$23.24	2/23/21
	223			$26.93	7/2/21
	218			$27.52	1/2/22
	7,016			$26.79	2/26/22
	82			$18.31	7/1/22
	85			$17.63	1/2/23
						51,835	$547,896	93,141	$984,500

Mr. Gusmus	34,916			$44.54	10/19/09
	2,053			$41.29	3/1/10
	1,932			$36.94	3/3/10
	3,355			$43.59	2/17/11

Outstanding Equity Awards at Fiscal Year-End 2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

		3,934		$37.81	4/20/14
	6,879			$41.19	2/24/17
	6,865			$41.28	2/19/18
	8,190			$34.53	3/1/20
						786	$8,308	—	—

Mr. Tuggle	4,938			$43.57	2/17/11
	2,127	2,128		$38.44	4/22/12
		3,867		$38.80	4/21/13
		3,934		$37.81	4/20/14
						1,979	$20,918	20,990	$221,864

Mr. Baker	10,698			$33.48	2/26/09
	6,095			$38.25	4/20/09
	6,964			$27.28	10/19/09
	5,531			$17.13	3/1/10
	9,995			$36.91	3/3/10
	16,495			$43.57	2/17/11
	20,798			$29.04	2/23/11
	4,959	4,960		$38.44	12/31/11
		13,534		$38.79	12/31/11
		170,550		$37.79	12/31/11
	2,293			$21.80	12/31/13
	2,708			$18.46	12/31/13
						—	—	140,593	$1,486,068

Details concerning information in certain of the columns are presented in the following paragraphs:

(a)-(j)

Stock Dividends. We began paying quarterly dividends in common stock, rather than cash, in October of 2008. The two stock dividends paid to date were 3.0615% on October 1, 2008 and 1.837% on January 1, 2009. Our financial statements show outstanding shares and related information at December 31, 2008 on a basis adjusted for both of those stock dividends. To be consistent, information in columns (b) through (j) has been adjusted in the same manner. The numbers of shares covered by stock options, as well as the option prices, reported in the table have been adjusted proportionately to reflect the estimated economic effects of dividends paid in common stock effective October 1, 2008 and January 2, 2009. For administrative reasons outstanding options have not been formally adjusted at this time; however, administrative action has been taken which in most cases will provide the same economic and dilutive effect as an adjustment if and when affected options are exercised.

(c)	The vesting dates of unvested options reported in column (c) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Adams	Mr. Burkett	Mr. Gusmus	Mr. Tuggle	Mr. Baker

4/22/05	4/22/09	—	1,426	4,960	—	2,128	4,960
4/21/06	4/21/09	—	1,401	5,439	—	1,933	6,767
	4/21/10	—	1,402	5,439	—	1,934	6,767
4/20/07	4/20/10	—	1,426	34,634	1,967	1,967	85,275
	4/20/11	—	1,427	34,635	1,967	1,967	85,275
5/1/07	5/1/10	137,096	—	—	—	—	—
	5/1/11	137,096	—	—	—	—	—
4/18/08	4/18/11	—	2,384	—	—	—	—
	4/18/12	—	2,384	—	—	—	—
		—	—	—	—	—	—

(f)

Upon retirement, option terms generally are shortened to three years from retirement (five years if the option was granted under a now-discontinued deferral program), but not beyond their original term. The expiration dates for options held by Mr. Baker (retired December 31, 2008) reflect that adjustment.

(g)

The awards included in column (g) are all unvested restricted stock shares and PARSAP shares outstanding as of December 31, 2008. The PARSAP program was discontinued at the end of 2006. The promotion grant to Mr. Jordan is not shown on this table because it was granted in 2009.

The vesting dates of unvested restricted stock shares reported in column (g) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Adams	Mr. Burkett	Mr. Gusmus	Mr. Tuggle	Mr. Baker

4/22/05	4/22/09	—	283	983	—	421	—
4/21/06	4/21/09	—	280	1,087	—	386	—
	4/21/10	—	280	1,088	—	386	—
4/20/07	4/20/10	—	285	—	393	393	—
	4/20/11	—	285	—	393	393	—
5/1/07	5/1/12	26,238	—	—	—	—	—
2/25/08	2/25/11	—	—	6,559	—	—	—
	2/25/12	—	—	6,559	—	—	—

The scheduled vesting dates of unvested PARSAP shares reported in column (g) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Adams	Mr. Burkett	Mr. Gusmus	Mr. Tuggle	Mr. Baker

2/26/02	2/26/12	—	—	11,946	—	—	—
	4/22/15
4/22/05		—	—	23,613	—	—	—

The foregoing information reflects scheduled vesting dates. PARSAP shares have an acceleration feature that allows them to vest early upon achievement of certain performance goals.

(h)

The values in column (h) reflect the closing market value at December 31, 2008, of the unvested restricted shares and PARSAP shares held by the named persons, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

(i)	The awards included in column (i) are all unvested PRS, PSU, and LTIP awards.

(j)

The values in column (j) reflect the closing market value at December 31, 2008, of the unvested PRS, PSU, and LTIP awards held by the named persons, with no discount for the risk that the award might be forfeited based on performance or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

(i)/(j)	At year-end 2008 the awards reflected in columns (i) and (j) continued to be outstanding and no performance determinations had yet been made. In January 2009, the Compensation Committee determined that 100% of the LTIP awards having a performance period ending in 2008 should be forfeited based on failure to achieve applicable corporate performance goals.

The performance periods applicable to unvested regular annual PRS, PSU, and LTIP awards reported in columns (i) and (j) are shown in the schedule below:

Grant Date	Performance Period	Mr. Jordan	Mr. Adams	Mr. Burkett	Mr. Gusmus	Mr. Tuggle	Mr. Baker

4/21/06	2006–2008	—	—	37,307	—	—	—
4/20/07	2007–2009	—	—	13,853	—	—	19,896
5/1/07	2007–2009	17,054	—	—	—	—	—
2/25/08	2008–2011	41,981	—	41,981	—	20,990	120,697
7/16/08	2008–2011	—	10,495	—	—	—	—
9/2/08	2008–2011	15,742	—	—	—	—	—

Option Exercises and Stock Vested

The following table provides information about stock options exercised during 2008 by the officers named in the Summary Compensation Table and restricted shares that vested during 2008. The named officers do not hold stock appreciation rights. No PRS, PSU, LTIP, or other performance-based equity awards vested for any of the named persons during 2008.

Option Exercises and Stock Vested During 2008

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)

Mr. Jordan	—	—	—	—
Mr. Adams	—	—	269	3,139
Mr. Burkett	—	—	937	10,935
Mr. Gusmus	—	—	—	—
Mr. Tuggle	—	—	402	4,691
Mr. Baker	—	—	38,568	399,663

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	The values in column (c) represent the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(d)	The shares vested include the number of shares granted plus stock dividends, if applicable, in October 2008 and January 2009 for a cumulative stock dividend rate of 4.9547%.

(e)	The values in column (e) represent the fair market value of the shares on the vesting date.

POST-EMPLOYMENT COMPENSATION

Overview

We provide competitive programs to our executives and other employees which provide benefits if employment is terminated. In addition, many of our regular programs have features that enhance, accelerate, reduce, cancel, or forfeit benefits (or, in the case of stock options, shorten their remaining lives) if employment terminates in various ways. Additional information concerning these programs and features is presented in the sections following this one.

Certain post-employment terms are used in this proxy statement with specific meanings. The meanings we use in this proxy statement are summarized below in order to avoid confusion.

Discharge	A termination of employment by action of the corporation (other than in connection with disability or retirement).
Resignation	A termination of employment by action of the executive (other than in connection with disability or retirement).
Disability	A permanent inability to work as specified in the applicable plan or program.
Retirement

A termination of employment after meeting certain age and service requirements specified in the applicable plan or program or, if none, as specified in our Pension Plan. Our Pension Plan and some other plans specify both early and normal retirement requirements, while other plans and programs specify only normal retirement or make no provision for retirement at all.

Change in Control (CIC)

A change in control of First Horizon National Corporation as defined in the applicable plan or program. All of our active plans that provide for a change in control event use a substantially similar definition, discussed in more detail in “Change in Control–Definition” on page •.

Pension Plans

We have two defined benefit retirement plans in which our executives participate: a tax-qualified Pension Plan (for a broad group of employees), and a Pension Restoration Plan (for highly-compensated employees, including all of the named executive officers). In practical effect, the Restoration Plan extends the benefits of the Pension Plan as if the dollar limit imposed by the tax code did not exist. The two pension plans ordinarily have the overall effect, therefore, of a single plan providing a single benefit. Both plans were closed to new hires effective August 31, 2007.

Our Pension Plan is integrated with social security under an “offset” formula, applicable to all participants. Retirement benefits are based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service (“Covered Compensation”), length of service, and social security benefits. Normal retirement benefits typically are payable in monthly installments after age 65, though many variations are possible as discussed below. For purposes of the plan, “compensation” is defined as the total cash remuneration reportable on the employee’s IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, and incentive and contingent compensation.

Our Pension Restoration Plan is an unfunded plan covering certain employees in the highest salary grades, including all executive officers hired before August 31, 2007, whose benefits under the Pension Plan have been limited under tax code Section 415 and tax code Section 401(a)(17). The limitation under Section 415 of the tax code is $185,000 for 2008 or 100% of the employee’s average income in his or her three highest paid years, whichever is less. Tax code Section 401(a)(17) limits compensation to $230,000 in 2008 for purposes of certain benefit calculations. “Compensation” is defined in the same manner as it is for purposes of the Pension Plan. Under the Pension Restoration Plan participants receive the difference between the monthly pension payable if tax code limitations did not apply, and the actual pension payable.

Our Pension Plan offers a reduced early retirement benefit for participants who are at least age 55 with 15 years of service. The reduction in benefits varies based on age at retirement. For example, if retiring at age 55, the

Pension Plan benefit is reduced to 50%; if retiring at age 60, the reduction is to 66%. The Pension Restoration Plan mirrors these early retirement benefits.

The combined pension benefit is fixed once employment is terminated, since no subsequent changes occur to the primary factors upon which benefits are based. Prior to retirement, participants may make (and change) various elections that affect their benefits. Among those are: the ability to take an early retirement annual benefit in lieu of a normal retirement benefit, if employment ends after the early retirement age and prior to normal retirement age; the ability to take a benefit payable only during the life of the employee or a smaller benefit that would continue if the employee predeceases his or her spouse; and the ability or requirement to take a lump sum or other non-annuity payment in lieu of annual benefits under the Pension Restoration Plan in certain circumstances and within the limitations required by tax code 409A. The typical form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The typical form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain.

Service is granted for each hour worked at the Corporation including certain hours of non-worked service such as vacation, holidays and disability. One year of service is credited for each year in which the employee worked 1,000 or more hours of service.

The following table provides information about estimated benefits under our Pension Plan and our Pension Restoration Plan and, in certain cases, special retirement agreements.

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)

Mr. Jordan	Pension	2	27,317	—
	Restoration	2	54,171	—

Mr. Adams	Pension	26	644,488	—
	Restoration	26	216,045	—

Mr. Burkett	Pension	36	758,631	—
	Restoration	36	1,532,842	—

Mr. Gusmus	Pension	26	416,944	—
	Restoration	26	27,337	—

Mr. Tuggle	Pension	5	176,559	—
	Restoration	5	62,264	—

Mr. Baker	Pension	5	213,007	—
	Restoration Special	11	1,448,769	—

Details concerning information in certain of the columns are presented in the following paragraphs:

(a)

Mr. Baker retired on December 31, 2008, at age 65 with 11 years of service.

Based on Mr. Baker’s agreement and his actual elections at the time of his retirement, he will begin receiving annual cash benefits of $115,614.24 under the Pension Restoration Plan six months following his separation of service, as defined under tax code Section 409A, and $18,116.88 annually under the Pension Plan.

(c)

This column shows full years of credited service as defined in each respective plan, as of fiscal year-end. Mr. Baker’s years of credited service under the Pension Plan represent his years of service as an executive officer. His years of credited service under the Restoration Plan represent his years of service as an officer of First Horizon Home Loans and as an executive officer of our parent corporation. His six prior years of service while employed at First Horizon Home Loans did not count as credited years of service under the Pension Plan but did count under the Restoration Plan.

(d)

Column (d) reflects the actuarial present value of the named executive’s accumulated benefit under each plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our 2008 fiscal year, except that retirement age is assumed to be the normal retirement age of 65. As Mr. Baker has retired, the amounts shown in this column represent his actual benefits. The amounts presented in the above table were calculated by the Pension Plan actuary. The valuation method chosen to calculate those amounts is the projected unit credit cost method. This method recognizes cost in an increasing pattern as a participant approaches retirement. The 2008 discount rates are 6.85% for the Pension Plan and 6.90% for the Pension Restoration Plan and reflect the expected average term until settlement of each of these plans. The assumptions on which the amounts presented in the above table are based are discussed in note 20 to our financial statements.

(e)	No amounts were paid during 2008 under any pension plan to any named executive officer.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

For many years we have sponsored plans and programs that allow executives to defer receipt of salary and bonus compensation. For nearly all such plans, the primary purpose was to allow participants to defer payment of current-year taxes. Under those plans, participants may elect to defer receipt of salary and cash bonus amounts. Many of our executives have deferred, at different times, amounts under several different plans. Deferred amounts are credited to accounts and earnings accrue according to the provisions of each plan. Participants have significant discretion regarding the length of the deferral period, the investment criteria upon which earnings are based, and the form of payout (lump sum or a term of regular payments), although the plans and tax laws mandate lump sum payout in certain circumstances. A deferral period commonly selected lasts until employment terminates. Amounts paid under our deferred compensation plans, both deferrals and earnings, are paid directly by us; these plans are unfunded and nonqualified.

In all of the deferral plans except one, each participant’s account is fully vested and non-forfeitable. Except for the possibility of being paid out at one time rather than another, accounts in such plans are not affected by a termination of employment, change in control, or other event.

The deferral plan that is forfeitable and not fully vested is our Directors’ and Executives’ Deferred Compensation Plan (“1985 D&E Plan”). The 1985 D&E Plan’s purpose was both to provide a deferral opportunity for participants and also to provide a strong retention tool for the company. The 1985 D&E Plan ceased taking new deferral contributions in 1995 but several executive officers, including two of the named executives, and several directors continue to have accounts. In furtherance of the retention purpose, the Plan provides that if an executive terminates employment prior to a change in control for a reason other than death, disability or normal retirement, or if an executive joins a competitor after leaving First Horizon, that executive will likely forfeit his or her account. In that situation, earnings for the participant’s account are to be recalculated, retroactively, using a much lower deemed interest rate than that used for normal retirement. Because of previous withdrawals mandated by the Plan, at present in every case involving an active executive or director the re-calculation would cause the participant’s account to become zero. The re-calculation is avoided only in a change in control situation or if the Compensation Committee approves a waiver. Additional information concerning the 1985 D&E Plan is available under the caption “Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)” on page •. The only executive officers named in the Summary Compensation Table who have accounts under the 1985 D&E Plan are Mr. Adams and Mr. Gusmus. For Mr. Gusmus, the recalculation provision has been modified. Additional information is provided under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page __.

Information concerning the activities in the past year and the year-end account balances of the officers named in the Summary Compensation Table with respect to our prior and current deferred compensation plans and programs is presented in the following table.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year($)	Company Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)

Mr. Jordan	$250,000	—	$(75,341)	—	$174,659
Mr. Adams	—	—	$35,957	—	$312,552
Mr. Burkett	—	—	—	—	—
Mr. Gusmus	—	—	$(395,033)	—	$1,718,964
Mr. Tuggle	—	—	$(56,268)	—	$150,747
Mr. Baker	—	—	$(1,398,658)	—	$4,929,033

Details concerning information in certain of the columns are presented in the following paragraphs:

(b)

Currently up to 80% of salary and 100% of annual cash bonus may be deferred in our deferred compensation plan for executives. The amounts included in this column represent deferral of bonus payments made in 2008 related to the prior year.

(c)	First Horizon makes no matching or other contributions to nonqualified deferred compensation accounts open to our executives for participation, other than earnings reported in column (d).

(d)

Earnings reflect interest for those accounts that earn interest. For accounts that are phantom shares of Company stock or of mutual funds, earnings reflect increases and decreases of account value from January 1 through December 31 of the year. The number in the table nets those amounts as applicable to the individual involved. An above-market portion of all earnings amounts is also reported in the table captioned “Changes in Pension Actuarial Value and Above-Market Earnings on Deferred Compensation for 2008” on page •.

(e)	Withdrawals are allowed under the plans in the case of hardship, in service distributions selected with the deferral election, and interim distributions provided for under one of the older plans.

(f)

Certain plan accounts are denominated as numbers of shares of First Horizon’s stock or of certain mutual funds. All such accounts are valued based on the fair market value of those shares at fiscal year-end.

The information above excludes information related to our tax-qualified 401(k) Savings Plan. Additional information concerning our deferred compensation plans is given under the caption “Deferral Plans and Programs” beginning on page • of this proxy statement.

Employment Contracts, Termination of Employment and Change in Control Arrangements, and Benefits under Them

As mentioned above, we do not have employment agreements with our executives except for Mr. Gusmus. Information on our agreement with Mr. Gusmus appears under the heading “Special Retention Agreement with Mr. Gusmus” beginning on page __. However, many of our plans and programs contain special provisions regarding termination of employment in various common situations, including in connection with retirement and a change in control of First Horizon. We also have certain other arrangements that deal primarily with retirement and change in control situations. This section provides information concerning those provisions, and other arrangements related to those situations, in relation to the officers named in the Summary Compensation Table.

Ceiling on Severance Benefits from Capital Purchase Program (CPP) Agreements

In 2008 we sold preferred stock, and a warrant to purchase common stock, to the U.S. Treasury under its Capital Purchase Program (CPP). As a CPP participant, we were required to obtain agreements from each of the five active named executive officers. Those agreements placed a ceiling on compensation the executives might receive in connection with a severance event. Since we do not have ordinary employment or severance agreements with our executives, the primary impact of the CPP ceiling agreements is to limit the compensation and benefits payable under the change in control severance agreements discussed below and, to a lesser degree in most cases, the compensation realized under our stock plans related to any separation from service. These limits apply cumulatively to all severance compensation; they do not apply on a per-plan or per-program basis. Accordingly, all plans, agreements, programs, and benefits described in this section regarding termination of employment in any scenario are subject to, and limited by, the restrictions discussed below.

During the time when Treasury holds our securities, the CPP ceiling agreements impose two restrictions on compensation paid to those executives named in our proxy statements from time to time and require the executive to agree to a covenant relating to inappropriate risk.

(1)

No Golden Parachute Payments. We are prohibited from paying any golden parachute severance payments to the named executive. Although the regulations dealing with this are complex, in general terms compensation payments related to severance exceed the golden parachute limit if they equal or exceed three times the executive’s annual compensation averaged over the prior five years. For this purpose annual compensation is related to taxable compensation for the year as reported to the Internal Revenue Service and is not related to “Total Compensation” reported in the Summary Compensation Table in this proxy statement.

(2)

Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to the named executive is subject to recovery or “clawback” by us if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)

Risk Covenant. We are required (annually) to review our benefit plans to ensure that they do not encourage our named executive officers to take unnecessary and excessive risks that threaten the value of the company. To the extent any such review requires revisions to any benefit plan with respect to those executives, the affected executives have agreed to negotiate such changes with us promptly and in good faith.

Termination of Employment Unrelated to a Change in Control

Annual Cash Bonus & Retention Award

If an executive resigned or was discharged prior to the bonus payment date (early in 2009), the annual cash bonus for 2008 normally would not be paid. Similarly, the terms of our retention awards granted in 2008, which were retention restricted shares, require each executive who received one to forfeit the shares if the executive does not remain employed for the duration of the retention period. As part of his departure agreement, Mr. Baker did not automatically forfeit his annual bonus opportunities for 2008 upon his leaving the company at year-end, but, due to failure to achieve the performance goals, no bonus was paid to him.

If an executive officer died, became disabled, or retired early or normally before payment of the annual cash bonus for a particular year, the annual cash bonus for that year normally would be paid in whole or part based on actual achievement of the applicable goals for that year. The amount of bonus would depend significantly on company performance, when (relative to the performance period) the retirement occurred and on the exercise of discretion by the Compensation Committee, among other things. Retention awards granted in 2008 have no special provisions for death, disability, or retirement, and so would be forfeited if employment terminated during the retention period unless the Committee exercised discretion to modify that result.

Stock Incentives

Options. Unvested stock options terminate at the time of resignation or discharge. Vested stock options terminate immediately after resignation and three months after discharge. In the case of death, disability, or normal retirement, unvested stock options continue vesting for three years (five years in the case of options granted in connection with a deferral of earned cash compensation) but not beyond their original term, and vested options remain outstanding for the same three- or five-year period, as applicable. For options granted prior to 2006 an early retirement is treated the same as a normal retirement, but for options granted after 2005 an early retirement is treated as a resignation.

Restricted Shares. Restricted stock (including PARSAP) shares that are not vested normally are forfeited at the time of a resignation or discharge. In the case of death or disability, restricted stock shares generally vest in proportion to the amount of the vesting period that has passed, and the remainder are forfeited, unless the Compensation Committee chooses to act to retain or vest the awards in whole or part. Under the 2003 Equity Compensation Plan, awards of those types would be forfeited upon retirement unless the Compensation Committee used its discretion to vest shares or units in whole or part. In the past, the Committee on occasion has acted to vest restricted stock pro rata (based on the portion of the vesting period worked) in connection with normal retirement situations that do not involve any adverse factors, and to vest restricted stock in whole or in part when early or normal retirement has been accompanied by a special retirement arrangement which traditionally includes a non-compete provision (described under the captions “Special Retirement Agreements” and “Other Agreements and Arrangements” beginning on pages • and •, respectively).

Performance Awards. PRS, PSU, LTIP, LTI and other performance-based awards as to which the performance period has not passed normally are forfeited at the time of a resignation or discharge. Long-term performance-based awards generally are forfeited upon death, disability, or any early or normal retirement during the performance period unless the Committee acts to prevent forfeiture in its discretion. In the past, when the Committee has exercised that discretion, it has not vested awards but instead has preserved them in proportion to the amount of performance period that the retiree worked. Awards preserved in that manner remain subject to satisfaction of all applicable performance requirements for the full performance period.

Recent Example of Committee Discretion. In connection with Mr. Baker’s retirement, the Committee vested all of his non-performance PARSAP and other restricted shares and waived the forfeiture of his 2008 PRS award. The Committee took no action to preserve older performance awards. The PRS award will not vest unless its performance goal is met during the performance period.

Pension Plan and Pension Restoration Plan

The Pension and Pension Restoration Plans generally operate as a single plan in terms of defining the pension benefit payable to executives. Additional information concerning our pension plans and benefits payable under them is provided under the captions “Pension Plan” and “Pension Restoration Plan” beginning on page •.

401(k) Savings Plan

Our 401(k) Savings Plan is a defined contribution plan to which eligible employees may elect to contribute by payroll deduction, up to the limits of the Plan and applicable tax rules. Although we offer a matching contribution in company stock, the primary sources of funds for the Plan are deductions from the participants’ paychecks and earnings on those funds. Each participant has an account in the Plan which may be invested in a variety of investment alternatives at the participant’s election, including in shares of our stock. Each account represents actual financial assets held in trust by a corporate trustee. Each of our executive officers participates in the 401(k) Plan and his or her account is fully vested. When employment terminates, payroll additions and any company matching contributions cease. Earnings on accounts continue to accrue until funds are withdrawn. We do not pay earnings on account funds except indirectly, through dividends on company stock held in Plan accounts.

Nonqualified Deferred Compensation Plans

Our nonqualified deferred compensation plans generally provide a tax deferral mechanism for our executives. With the exception of one older plan (the 1985 D&E Plan), account balances are always fully vested and are neither enhanced nor forfeited upon a termination of employment for any reason. All non- qualified deferral plans are unfunded. Additional information concerning our nonqualified deferred compensation plans is provided under the caption “Nonqualified Defined Contribution and Other Deferred Compensation Plans” beginning on page •.

Other Agreements and Arrangements

In the past the Compensation Committee has on occasion approved entering into special arrangements or agreements with certain executive officers. Agreements of that sort are in place with Mr. Baker and Mr. Gusmus. Information concerning these agreements is provided in the section immediately following this one.

Special Retention Agreement with Mr. Gusmus

Following his appointment in 2008 to the position of President, FTN Financial, we entered into a special retention agreement with Mr. Gusmus. Key terms of this agreement are highlighted below.

•

We agreed to employ Mr. Gusmus unless a termination for cause occurs as described in the agreement, and Mr. Gusmus agreed to remain in the position of President of FTN Financial, until at least December 31, 2011.

•	Any unvested restricted stock will vest 100% on Mr. Gusmus’s retirement.

•

For purposes of the 1985 D&E Plan, Mr. Gusmus will be treated at retirement as if he were age 65. Under that plan, early retirement (before age 65) would have subjected Mr. Gusmus to the risk of a recalculation of his account balance in such a way that the balance could have been reduced to zero. The special retention agreement, which reaffirms an earlier agreement entered into with Mr. Gusmus on this matter, provides that his balance in the Plan will not be recalculated as a result of his early retirement.

•	Mr. Gusmus agreed to comply with certain non-competition, non-solicitation and non-interference covenants.

As part of the employment relationship with Mr. Gusmus that is the subject of the special retention agreement, Mr. Gusmus will receive a base salary of $600,000. His annual bonus opportunity beginning in 2009 is 15% of the manager’s bonus pool established and measured in accordance with the Capital Markets Incentive Compensation Plan. Bonuses will be paid through, and will be subject to the conditions of, the 2002 Management Incentive Plan. Therefore, each bonus is subject to Compensation Committee oversight and discretion. If a bonus amount exceeds $1,400,000, the excess will be paid in shares of restricted stock, granted under the 2003 Equity Compensation Plan, with vesting to occur three years from the grant date or upon retirement approved by the Compensation Committee. Total bonus (cash and restricted stock) for any year may not exceed $4,400,000. In addition to special benefits specified in the retention agreement and to ordinary benefits under plans generally available to a wide range of employees, Mr. Gusmus participates in the Pension Restoration Plan.

Special Retirement Agreement with Mr. Baker

Mr. Baker transitioned from the position of President and Chief Executive Officer to Vice Chairman effective September 1, 2008, and he retired from the Board and from employment with us on December 31. Shortly after Mr. Baker announced his retirement we entered into a special retirement agreement with him. Key terms of Mr. Baker’s agreement are highlighted below.

•	Mr. Baker’s outstanding unvested non-performance restricted shares vested 100% on December 31, 2008.

•

Mr. Baker’s 2008 PRS award by its terms would have been partially forfeited in proportion to the amount of the performance period that will follow Mr. Baker’s retirement. The Committee waived that partial forfeiture so that the award will be paid or forfeited after its performance period ends, depending upon the company’s achievement of the applicable performance goals, without being affected by the retirement.

•

Mr. Baker’s retirement did not cause a reduction in his annual cash bonus opportunity for 2008 under the company’s shareholder-approved 2002 Management Incentive Plan; however, no bonus was paid due to the company’s 2008 financial results.

•	The Committee approved extending Mr. Baker’s participation in the financial counseling program through 2009.

•	Mr. Baker agreed to comply with certain confidentiality, non-competition, and other covenants.

Change in Control

Overview

We have special change in control severance agreements with all of the named executive officers. In addition, many of our plans and programs have special provisions that apply if we experience a change in control event. This section provides information concerning arrangements and benefits that would apply if we experience a change in control event.

Definition

All of our active plans and programs that have a change in control provision define a change in control event in a substantially similar manner. Our change in control severance agreements have slightly differing terms. The term “change in control” is defined at significant length in formal legal documents. In general terms, however, a change in control includes any of the following events (with change in control severance agreement differences noted):

(a)	A change in a majority of the Board of Directors, with certain exceptions.

(b)	A person or other entity beneficially owns 20 percent or more of our outstanding voting stock, with certain exceptions.

(c)

Our shareholders approve a merger or other business combination, unless (i) more than 50 percent (60% in our severance agreements) of the voting power of the corporation resulting from the business combination is represented by our voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority (two-thirds in our severance agreements) of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the business combination.

(d)	Our shareholders’ approval of a plan of complete liquidation or dissolution or a sale of substantially all of our assets.

Summary of Change in Control Effects

A change in control has the following effects on certain benefit plans, programs, and arrangements in which the named executive officers participate:

•

Annual cash bonuses along with PRS, PSU, LTIP, and LTI awards are pro-rated through the date of the change in control based on the formula discussed under the section “Change in Control Severance Agreements”.

•

Restricted stock, restricted stock units, phantom stock units and unvested stock options granted prior to 2007 vest. (If granted in 2007 or later, vesting will not occur unless the grantee experiences certain terminations following the change in control.)

•

Under our Pension Restoration Plan, a lump sum payout is made to participants representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected benefits, assuming periodic distributions of the participant’s accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant’s age at the time of the change in control.

•

For those executives who entered into change in control severance agreements with us after 2006, our Pension Restoration Plan provides that such executives will continue to accrue age and service credit under the Plan during the agreement’s 36-month severance period if the executive is at least 50 years of age and has at least 10 years of service upon termination following a change in control event. This benefit is limited by the TARP provisions for the NEOs. The Compensation Committee intends to review this benefit with the Board in April 2009 with the intent of eliminating it from the Plan. See “Change in Control Severance Agreements” on page • for additional information concerning those agreements.

•	Excess funding in the Pension Plan is allocated, according to a formula, to all plan participants and all retirees.

•

Deferred compensation under individual deferral agreements that accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of our general creditors prior to distribution.

•	Our Survivor Benefits Plan generally cannot be amended to reduce benefits.

•

Under the 1985 D&E Plan, a lump sum payout is made to participating employees and certain terminated employees representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates. Additional information concerning the 1985 D&E Plan is provided under the captions “Directors’ and Executives’ Deferred Compensation Plan (1985 D&E Plan)” and “Nonqualified Defined Contribution and Other Deferred Contribution Plans” begin on pages • and • respectively.

•

Our change in control severance agreements, discussed in the next section, provide certain benefits to those executives whose employment is terminated in specified ways following the change in control.

Change in Control Severance Agreements

At the end of 2008 we had change in control severance contracts with all five of our active named executive officers. Any such agreement only applies if severance occurs as a result of a change in control event; accordingly, no such agreement presently covers Mr. Baker, as he retired December 31, 2008. The change in control severance contracts provide generally for a payment equal to three times annual base salary plus three times a “bonus amount” if we discharge the officer other than for disability, retirement, or cause, or if the officer resigns for good reason (as specified in the contracts), in either case within 36 months after a change in control event.

For corporate officers, the “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses, with certain exceptions for executives who have participated in our executive bonus plan less than five years. With respect to named executive officers whose annual cash bonuses are based on a percentage of business unit earnings, the “bonus amount” cannot exceed 100% of annual base salary. The contracts provide for continued healthcare and life insurance benefits for an 18-month period as allowed by tax laws. Non-disparagement, cooperation, and non-solicitation covenants are included in the contracts. These contracts are not employment agreements and do not guarantee employment for any term or period; they only apply if a change in control occurs. Each contract could be terminated unilaterally upon three years’ prior notice.

Additional information about these contracts is provided under the headings “Other Post-Employment Benefits–Change in Control Severance Agreements” beginning on page __ and “Summary of Potential Payments upon a Change in Control” below.

Summary of Potential Payments Upon a Change in Control

The table below summarizes information about the potential amounts that would be paid or payable to the five active named executives if, following a change in control, their employment with us had terminated on December 31, 2008. The closing stock price on December 31 ($10.57 per share) is used when valuing stock based award payments. Also, the actual ages and years of service of each named officer on that date were used when valuing the Pension and Restoration Plan benefits. For purposes of the table, we have made these assumptions and adjustments: (1) the present value of future health and welfare and other non-cash benefits is calculated by using current costs to the company; (2) the value of non-forfeited stock options is measured when employment is assumed to have terminated based solely on our stock value at that time, which assumes that options having no value on the termination date ultimately will have no value prior to their expiration dates and (3) the circumstances of the termination are such that the cash severance benefit is fully payable. Mr. Baker is not presented in the table below because of his separation from service in 2008.

Many of the amounts shown in the table below primarily accelerate the timing of payment of an amount that would have been paid eventually, and do not increase the amount paid. Nevertheless, all amounts are shown on a gross, rather than incremental, basis for the sake of completeness. The amounts shown include the restrictions imposed by the CPP ceiling agreements mentioned under “Ceiling on Severance Benefits under CPP Agreements” beginning on page __ of this proxy statement.

Potential Value of Payments* Upon An Assumed Termination of Employment At Year-End 2008 Under a Change in Control
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name & Event	Cash Severance	Pro-rated Bonus	Stock- Based Awards	Pension & Restoration Plans	Non-Qual Deferred Compensation	Health and Welfare	Tax Gross- ups	Other	Total

Mr. Jordan	$2,254,169	—	—	—	—	—	—	—	$2,254,169
Mr. Adams	$1,289,303	$79,768	$119,948	$79,020	—	—	—	—	$1,568,039
Mr. Burkett	$3,755,848	$363,457	—	—	—	—	—	—	$4,119,305
Mr. Tuggle	$2,425,000	$333,333	$60,927	—	—	—	—	—	$2,819,260
Mr. Gusmus	$3,600,000	$600,000	$7,928	$137,070	—	$56,778	—	$25,000	$4,426,776

*	Certain amounts for Messrs. Jordan, Adams, Burkett and Tuggle were reduced or eliminated in conformity with restrictions under the CPP agreements.

DIRECTOR COMPENSATION

Information concerning the compensation of our non-employee directors earned during 2008 is presented in the table below. Mr. Jordan, our President and Chief Executive Officer, serves on our Board but does not receive any compensation under the plans, programs, and practices described below. Similarly his predecessor, Mr. Baker, served on the Board but was not paid as a non-employee director. Mr. Rose has served on our Board as a non-employee director for many years. Mr. Rose was appointed Chairman of the Board in 2007, which is an executive officer position. As an executive, Mr. Rose became ineligible for compensation as a non-employee director at that time; however, previously-granted equity awards under director plans were not affected by that change. The information in the table below excludes any compensation paid to Mr. Rose in his executive officer role, but includes deferred compensation earnings in 2008.

Director Compensation for 2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Dr. Blattberg*	$114,000	$29,804	—	—	$48,804	—	$192,608
Mr. Carter	$100,500	$50,462	—	—	$—	—	$150,962
Mr. Cooper	$96,000	$43,285	—	—	$—	—	$139,285
Mr. Emkes**	$13,250	$11,246	—	—	$—	—	$24,496
Mr. Haslam	$97,000	$38,038	—	—	$—	—	$135,038
Mr. Martin	$137,500	$34,703	—	—	$3,663	—	$175,866
Ms. Palmer	$131,500	$34,703	—	—	$4,057	—	$170,260
Mr. Reed	$106,500	$61,600	—	—	$—	—	$168,100
Mr. Rose***	$—	$—	—	—	$52,624	—	$52,624
Ms. Sammons*.	$94,000	$(83,142)	—	—	$—	—	$10,858
Mr. Sansom.	$105,500	$12,157	—	—	$52,665	2,400	$172,723
Mr. Yancy	$109,000	$18,381	—	—	$—	—	$127,381

*	Dr. Blattberg retired, and Ms. Sammons resigned, from the Board effective November 19, 2008.

**	Mr. Emkes was elected to the Board on November 19, 2008.

***

Mr. Rose was a non-employee director until January 29, 2007. At that time he was elected as Chairman of the Board, which is an executive officer position. Although Mr. Rose has remained on the Board, he ceased to receive compensation as a director once he became Chairman. Information concerning his compensation in this section relates only to awards and other compensation received prior to becoming Chairman of the Board.

Details concerning information in the columns are presented in the following paragraphs:

(b)	Included in this column are all fees and retainers paid in cash, whether or not receipt was deferred.

(c)

Restricted Stock and Restricted Stock Units. Through 2006, it was our practice to award all non-employee directors shares of restricted stock such that each such director had 800 shares of our restricted stock vesting each year and each received at all times during his or her tenure as a director dividends or dividend equivalents on 8,000 shares of our common stock. If the individual’s directorship terminates for any reason other than death, disability (defined as total and permanent disability), retirement (defined as any termination not caused by death or disability after the attainment of age 65 or 10 years of service as a director), or a change in control (as defined in the 2003 Equity Compensation Plan), all outstanding shares will be forfeited.

Beginning in 2007, each April directors receive restricted stock units (RSUs) having a grant-date value of $45,000. RSUs vest the following year if the director remains in office for the year and are paid in shares. Dividend equivalents accrue during the vesting period and are paid in cash or shares (in the case of stock dividends) at vesting. Grants are pro-rated for anyone elected to the Board outside of our annual meeting. Since old unvested restricted shares remain outstanding, the RSU program is being phased in so that each director will have one of the following occur each year: 800 restricted shares will vest; or a full grant of RSUs will vest; or a combination of restricted shares (less than 800) and RSUs (less than 100%) will vest. Because of the phase-in requirement, in 2008 only Messrs. Carter, Emkes, and Haslam received RSUs.

Accounting Values. The dollar values shown in column (c) reflect accounting expenses accrued during the year shown, and are only partially related to awards granted during the year. Those accounting expenses are based on values determined as of the grant date of each award using the same assumptions, valuation method, and amortization method used for accounting purposes in our financial statements. The accounting valuation method makes several assumptions about the growth and volatility of our stock value, vesting, forfeiture, and other matters. The amortization method makes further assumptions concerning the expected vesting and duration of the awards. A discussion of those assumptions and methods appears in note • [21]

to our 2008 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions.

Also, in most cases the total value of an award is amortized over more than one year. In those cases the amount amortized in a single year is only a portion of the total accounting value of the award, and the amount shown in the Director Compensation Table for that award type often represents the sum of several such portions for several awards granted over several years.

For all those reasons, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in column (c).

Grant Date Fair Value. In 2008, no director received a grant of restricted stock, and only Messrs. Carter, Emkes, and Haslam received RSUs. Original grants of RSUs (excluding stock dividends) were as follows: Mr. Emkes received 2,288 RSUs upon his election to the Board in November with an accounting value measured on the grant date of $22,500. Mr. Carter received 3,430 RSUs and Mr. Haslam received 2,572 RSUs in April 2008 with an accounting value measured on the grant date of $45,000 and $33,750, respectively. Mr. Haslam’s award was 25% lower than the standard $45,000 accounting value because he had outstanding restricted stock. All RSUs granted in 2008 vested in February 2009. Stock dividends increase the number of outstanding RSUs and are paid in shares at vesting. The stock dividend accruals are not captured in the unit numbers above and do not affect the accounting values in column c of the Director Compensation of 2008 chart on the previous page; however, they are included in the number of outstanding RSUs found on page • in section Outstanding Restricted Shares and in the Summary of Equity Awards below.

Earnings. Column (c) also includes earnings (cash dividends) paid or payable during the year on all restricted shares that had not yet vested by year-end, as well as all dividend equivalents accrued on RSUs, regardless of when granted. The earnings amounts included in column (c) were: Dr. Blattberg, $1,880; Mr. Carter, $810; Mr. Cooper, $5,120; Mr. Emkes, $0; Mr. Haslam, $2,129; Mr. Martin, $3,920; Ms. Palmer, $3,920; Mr. Reed, $5,960; Mr. Rose, $0; Ms. Sammons, $4,080; Mr. Sansom, $1,200; and Mr. Yancy, $3,020.

(d)	Options. No stock options were granted to non-employee directors in 2008. Prior option grants from now-expired plans remain outstanding.

(c)/(d)	Outstanding Restricted Shares, RSUs, and Options. At December 31, 2008, our non-employee directors held the unvested shares of restricted stock and unexercised options shown in the following table:

Summary of Equity Awards
Outstanding at Year-End 2008

Name	Shares of Unvested Restricted Stock (#)	Unvested RSUs (#)	Shares Underlying Stock Options (#)

Dr. Blattberg	—	—	36,208
Mr. Carter	—	3,599	—
Mr. Cooper	5,877	—	—
Mr. Emkes	—	2,330	—
Mr. Haslam	1,048	2,698	49,577
Mr. Martin	4,195	—	41,147
Ms. Palmer	4,195	—	77,168
Mr. Reed	6,716	—	—
Mr. Rose	—	—	40,025
Ms. Sammons	—	—	2,613
Mr. Sansom	838	—	92,771
Mr. Yancy	2,937	—	11,153

Additional information concerning outstanding restricted stock and stock options appears under the caption “Outstanding Equity Awards at Fiscal Year-End” beginning on page •. The chart above includes stock dividends declared in 2008 at a cumulative rate of 4.9547%.

(e)	Our non-employee directors do not receive cash incentive compensation.

(f)

Our non-employee directors do not participate in our Pension or other retirement plans.

Above-Market Earnings on Deferred Compensation. Our non-employee directors have historically had the ability to defer their compensation into deferred compensation plan accounts. The amounts in column (f) include all above-market interest accrued during the year on all deferred compensation accounts, whether or not paid during the year. For this purpose, the Securities and Exchange Commission requires us to use one or more rates specified in certain Internal Revenue Service publications as the applicable ‘market’ rate(s) in each situation.

(g)

Other Benefits. Prior to December 2008, Mr. Sansom also served on the Bank’s regional advisory board for the Knoxville, Tennessee banking markets. Mr. Sansom’s advisory board meeting fees are reflected in this column. In addition, the following other benefits have been approved by the Board as additional compensation to non-employee directors for service as a director: a personal account executive, a no fee personal checking account for the director and his or her spouse, a FirstCheck debit card, a no fee VISA card, no fee for a safe deposit box, no fee for traveler’s checks and cashier’s checks, and if the Board has authorized a stock repurchase program, the repurchase of shares of our common stock at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the director’s shares is otherwise permissible under the repurchase program that has been authorized. The aggregate incremental cost to First Horizon of those benefits is less than $10,000 per person and is not included in the column.

The dollar amounts in the table above are paid under various practices and plans described in the following paragraphs.

Each non-employee director is paid a cash retainer quarterly at an annual rate of $45,000 plus a fee of $2,000 for each day of each Board meeting attended. In addition, each such director receives $1,500 for each day of each committee meeting (other than an Audit Committee meeting) attended and $2,000 for each day of each Audit Committee meeting attended. The Audit Committee chairperson is paid $5,000 per Audit Committee meeting attended (inclusive of committee meeting fees), and the chairpersons of the other regular standing committees are paid $4,000 per committee meeting attended (inclusive of committee meeting fees). The cash retainer is augmented by annual grants of RSUs, discussed in the note to column (c) of the Director Compensation table above, having a grant-date value of $45,000. However, only three directors received RSUs in 2008 because the RSU program is being phased in over several years as the predecessor restricted stock program expires. Our practice is to hold our Board and committee meetings jointly with the Bank’s Board and committees. Directors are not separately compensated for Bank Board or Bank committee meetings except for those infrequent meetings that do not occur jointly.

Under the First Horizon National Corporation Nonqualified Deferred Compensation Plan, non-employee directors have deferred and may currently defer amounts that earn returns indexed to the performance of certain mutual funds selected by the non-employee director. These mutual funds merely serve as the measuring device to determine the director’s rate of return, and the director has no ownership interest in the mutual funds selected. First Horizon hedges its obligations related to such mutual fund deferrals.

Our non-employee directors have historically had the option to defer their compensation under several other plans. Under the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan, which expired in 2005, all non-employee directors could elect to receive stock options in lieu of fees. Deferred compensation options had an exercise price of 50 percent (80 percent for options granted for 2002, 2001, and 2000 and 85 percent for options granted for years prior to 2000) of fair market value on the grant date. Each participant was required to forego the right to receive cash fees which he or she would earn. The amount of the foregone cash plus the option exercise price was required to equal or exceed 100% of our stock’s fair market value on the issue date of the options. New deferrals have not been permitted under this plan since January 2005. Options granted with respect to compensation earned prior to January 2005 are still outstanding.

Under the 1985 D&E Plan, from 1985 to 1995 non-employee directors could elect to defer fees earned and receive an accrual of interest at rates ranging from 17-22 percent annually, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates service prior to a change in control for a reason other than death, disability or retirement. For the 2008 plan year, the interest rate was 13% for all active participants, including four non-employee directors who are participants in the plan. Interim distributions of the amount originally deferred were made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant’s account and accrued interest generally paid monthly over the 15 years following retirement at or after age 65. Certain restrictions and limitations apply on payments and distributions. Although new deferrals have not been permitted under that plan since 1995, interest continues to accrue on outstanding account balances. The non-employee directors who have accounts under this old plan are Messrs. Blattberg, Martin, and Sansom and Ms. Palmer. Mr. Rose, who was a non-employee director prior to being named our Chairman of the Board on January 29, 2007, also has an account under this old plan. In the past, non-employee directors have also had the option under other deferral agreements to defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations. No new deferrals have been made since 1995 under these agreements, but interest continues to accrue on outstanding account balances. We also reimburse our directors for their expenses incurred in attending meetings, which is not considered to be compensation.

Outstanding Equity Awards at Fiscal Year-End (Non-Employee Directors)

As mentioned previously, we no longer grant options or restricted stock to non-employee directors, and only three directors, Messrs. Carter, Emkes, and Haslam, received a grant of RSUs in 2008. However, stock options previously were available to non-employee directors in connection with deferral elections, and our long-term restricted stock program for non-employee directors granted long-term awards from 1992 through 2006. Many of those old awards are outstanding and, in the case of shares, unvested. The following table provides information about stock options, restricted stock, and RSUs held at December 31, 2008 by the non-employee directors as shown above in the Director Compensation table. All options reported have vested, and only unvested restricted shares are reported. We have no performance-based cash or equity plan or program for non-employee directors.

Outstanding Equity Awards at Fiscal Year-End 2008 Held by Non-Employee Directors

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of shares or units of stock held that have not vested(#)	Market value of shares or units of stock that have not vested($)

Dr. Blattberg				—	—
	1,253	$21.55	11/19/13
	1,598	$20.65	11/19/13
	3,905	$26.84	11/19/13
	3,891	$25.46	11/19/13
	3,454	$30.36	11/19/13
	3,546	$31.14	11/19/13
	4,007	$23.34	11/19/13
	3,261	$21.57	11/19/13
	2,717	$26.86	11/19/13
	2,411	$27.35	11/19/13
	2,002	$28.99	11/19/13
	2,368	$27.87	11/19/13
	693	$20.93	11/19/13
	1,102	$20.88	11/19/13

Mr. Carter	—	—	—	3,599	$38,041

Mr. Cooper	—	—	—	5,877	$62,120

Mr. Emkes	—	—	—	2,330	$24,628

Mr. Haslam				3,746	$39,595
	1,114	$21.55	7/1/14
	1,162	$20.66	1/3/15
	2,736	$12.41	6/30/16
	5,190	$15.30	12/31/16
	4,342	$19.57	6/30/17
	3,167	$26.84	12/31/17
	2,890	$25.46	6/30/18
	3,174	$30.35	12/31/18
	2,728	$31.14	6/30/19
	3,643	$23.34	12/31/19
	5,011	$13.55	7/3/20
	2,795	$21.57	1/2/21
	2,492	$26.88	7/2/21
	2,411	$27.35	1/2/22
	2,416	$29.00	7/1/22
	2,368	$27.87	1/2/23
	789	$20.91	7/1/23
	1,149	$20.88	1/2/24

Mr. Martin				4,195	$44,341
	1,717	$21.55	7/1/14
	1,502	$20.64	1/3/15
	4,978	$19.56	6/30/17
	4,328	$26.83	12/31/17
	4,112	$25.47	6/30/18
	3,454	$30.36	12/31/18
	3,045	$31.15	6/30/19

Outstanding Equity Awards at Fiscal Year-End 2008 Held by Non-Employee Directors

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of shares or units of stock held that have not vested(#)	Market value of shares or units of stock that have not vested($)

	2,915	$23.34	12/31/19
	2,610	$21.56	1/2/21
	2,492	$26.88	7/2/21
	2,630	$27.36	1/2/22
	2,484	$29.00	7/1/22
	2,727	$27.87	1/2/23
	956	$20.93	7/1/23
	1,197	$20.88	1/2/24

Ms. Palmer				4,195	$44,341
	1,578	$21.54	7/1/14
	1,647	$20.64	1/3/15
	8,102	$9.33	6/30/15
	6,960	$12.22	12/31/15
	7,117	$12.41	6/30/16
	7,491	$15.29	12/31/16
	4,688	$19.57	6/30/17
	4,118	$26.83	12/31/17
	3,669	$25.46	6/30/18
	3,828	$30.35	12/31/18
	3,364	$31.14	6/30/19
	4,007	$23.34	12/31/19
	4,569	$13.55	7/3/20
	3,075	$21.57	1/2/21
	2,717	$26.86	7/2/21
	2,703	$27.36	1/2/22
	2,416	$29.00	7/1/22
	2,368	$27.87	1/2/23
	979	$20.93	7/1/23
	1,772	$20.88	1/2/24

Mr. Reed	—	—	—	6,716	$70,988

Mr. Rose*	1,206	$21.55	7/1/14
	1,211	$20.65	1/3/15
	4,632	$19.56	6/30/17
	3,378	$26.84	12/31/17
	3,780	$25.46	6/30/18
	2,987	$30.36	12/31/18
	3,091	$31.14	6/30/19
	3,643	$23.34	12/31/19
	2,795	$21.57	1/2/21
	2,642	$26.87	7/2/21
	2,850	$27.35	1/2/22
	2,692	$29.00	7/1/22
	2,942	$27.87	1/2/23
	883	$20.95	7/1/23
	1,293	$20.87	1/2/24

Outstanding Equity Awards at Fiscal Year-End 2008 Held by Non-Employee Directors

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of shares or units of stock held that have not vested(#)	Market value of shares or units of stock that have not vested($)

Ms. Sammons				—	—
	974	$21.56	11/19/09
	1,259	$20.65	11/19/09
	380	$20.91	11/19/09

Mr. Sansom				838	$8,858
	1,206	$21.55	7/1/14
	1,259	$20.65	1/3/15
	9,924	$9.33	6/30/15
	9,835	$12.22	12/31/15
	9,399	$12.41	6/30/16
	8,159	$15.29	12/31/16
	6,080	$19.56	6/30/17
	4,644	$26.84	12/31/17
	5,114	$25.46	6/30/18
	4,295	$30.35	12/31/18
	4,137	$31.14	6/30/19
	5,223	$23.34	12/31/19
	5,748	$13.55	7/3/20
	4,380	$21.57	1/2/21
	2,717	$26.86	7/2/21
	2,777	$27.35	1/2/22
	2,899	$28.99	7/1/22
	2,870	$27.87	1/2/23
	908	$20.93	7/1/23
	1,197	$20.88	1/2/24

Mr. Yancy				2,937	$31,044
	1,159	$21.57	7/1/14
	1,211	$20.65	1/3/15
	1,205	$27.37	1/2/22
	2,554	$28.99	7/1/22
	2,799	$27.87	1/2/23
	883	$20.95	7/1/23
	1,342	$20.86	1/2/24

*

Mr. Rose was awarded 44,549 stock options shortly after he was named Chairman of the Board in 2007. These options are not reflected in the table above as they do not relate to his compensation as a non-employee director.

Details concerning information in certain of the columns are presented in the following paragraphs:

(e)

The awards included in column (e) are all unvested restricted stock shares and RSUs outstanding on December 31, 2008, including accrued stock dividends on outstanding RSUs and restricted stock shares in October 2008 and January 2009 for a cumulative stock dividend rate of 4.9547%. All of Ms. Sammons’ unvested shares were forfeited when she left the Board in November 2008, and the vesting of all of Dr. Blattberg’s awards accelerated when he retired at that time.

(f)

The values in column (f) reflect the closing value at December 31, 2008 of the unvested restricted shares held by the named persons, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

The vesting dates of those shares in column (e) are:

Vesting Dates of Non-Employee Director Restricted
Stock & RSU Awards Outstanding at Year-End 2008

Name	Grant Date	Vesting Dates	Shares of Stock Vesting Each Year(#)*	Total Shares Unvested(#)*

Mr. Carter	4/18/08	2/9/2009	3,599	3,599
Mr. Cooper	1/18/05	1/31 of each year 2009-2015	839	5,877
Mr. Emkes	11/19/08	2/9/2009	2,330	2,330
Mr. Haslam	4/17/03	4/30 of each year 2009-2013	209	1,048
	4/18/08	2/9/2009	2,698	2,698
Mr. Martin	4/17/03	4/30 of each year 2009-2013	209	1,048
	5/1/05	4/30 of each year 2009-2013	629	3,147
Ms. Palmer	4/17/03	4/30 of each year 2009-2013	209	1,048
	5/1/05	4/30 of each year 2009-2013	629	3,147
Mr. Reed	4/18/06	4/30 of each year 2009-2016	839	6,716
Mr. Sansom	4/17/03	4/30/2009	209	209
	5/1/05	4/30/2009	629	629
Mr. Yancy	4/17/03	4/30 of each year 2009-2013	209	1,048
	11/1/01	10/31 of each year 2009-2011	629	1,889

*	These include stock dividends which accrued on outstanding RSUs and restricted stock shares in October 2008 and January 2009 for a cumulative stock dividend rate of 4.9547%.

Non-Employee Director Option Exercises and Stock Vested

The following table provides information about stock options and similar rights exercised during 2008 by the non-employee directors named in the Director Compensation table and restricted shares that vested during 2008. Most directors had 800 restricted shares vest during 2008. The exceptions include Messrs. Carter, Emkes, and Haslam, who had RSUs vest; and Dr. Blattberg, who upon his retirement vested in all outstanding shares. The numbers in the table represent the vested shares plus the additional shares related to the dividends paid for 2008.

Non-Employee Director
Option Exercises and Stock Vested During 2008

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized Upon Vesting ($)

Dr. Blattberg	—	—	2,448	$25,024
Mr. Carter	—	—	900	$16,565
Mr. Cooper	—	—	800	$16,624
Mr. Emkes	—	—	—	—
Mr. Haslam	—	—	1,051	$17,869
Mr. Martin	—	—	800	$8,824
Ms. Palmer	—	—	800	$8,824
Mr. Reed	—	—	800	$8,824
Mr. Rose	—	—	—	—
Ms. Sammons	—	—	824	$9,760
Mr. Sansom	—	—	800	$8,824
Mr. Yancy	—	—	817	$9,514

Details concerning information in certain of the columns are presented in the following paragraphs:

(d)	Column (d) reflects the shares acquired on vesting, with varying numbers indicating the additional shares related to the dividends paid for 2008.

(e)

Values in column (e) represent the fair market value of the shares on the respective vesting dates. Vesting dates (and therefore vesting values) differed among directors for these reasons: (1) director shares vest on the anniversary dates of grant, they have been granted initially when a director first joins the Board, and few directors joined on the same date; (2) second grants (ten years after initial grants) have varied due to prospective retirement ages at the time of grant; and (3) many directors were affected by transitional grants in 2003 which increased the vesting rate from 600 shares each year to 800.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year (and in prior years, as noted below) our officers and directors complied with all applicable Section 16(a) filing requirements, except as noted below.

The executive officers and directors listed below inadvertently failed timely to file one required Form 4 each to report the sale of a fractional share of our common stock received as part of a stock dividend, which we began paying to all our shareholders in October 2008. Some brokers who controlled shares held in street name for our executive officers and directors sold all fractional shares received in connection with the stock dividend as a matter of the brokers’ internal policy and without the knowledge or direction of the beneficial owners, resulting in each case in a late filing of a Form 4. For Messrs. Haslam and Jordan only, the sales gave rise to liability for short-swing profits amounting to less than $4 in the aggregate. All required Form 4s reporting these sales have now been filed, and Messrs. Haslam’s and Jordan’s liability to the Corporation for short-swing profits has been discharged. The affected executive officers and directors were Gerald L. Baker, Robert C. Blattberg, Robert C. Carter, Simon F. Cooper, John M. Daniel, James A. Haslam, III, D. Bryan Jordan, R. Brad Martin, Vicki R. Palmer, Colin V. Reed, Michael D. Rose, Mary F. Sammons, William B. Sansom, and Luke Yancy III.

Mr. Baker inadvertently failed timely to file one required Form 4 to report the sale in 2007 of a fractional share of our common stock (unrelated to the fractional share sale described above). A Form 4 has been filed reporting this transaction, which did not give rise to liability for any short-swing profit.

Due to a ministerial error, Ms. Palmer failed timely to file one required Form 5 to report charitable gifts of our common stock to two non-profit organizations. A Form 5 has been filed reporting these transactions, neither of which gave rise to liability for any short-swing profit.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the SEC, is available free of charge to each shareholder of record upon written request to the Treasurer, First Horizon National Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders’ meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE BOARD OF DIRECTORS

CLYDE A. BILLINGS, JR.
Senior Vice President,
Assistant General Counsel and
Corporate Secretary

March 16, 2009

Appendix A

NOMINATING & CORPORATE GOVERNANCE COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated January 20, 2009)

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Article III(6) of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors, which shall serve as a nominating committee and as a corporate governance committee for the Corporation, with such specific authority as is herein provided.

Purposes of the Committee

The purposes of the Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

Qualifications of Committee Members

The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Committee, and shall consist of at least three members of the Board, each of whom is “independent” under the rules of the New York Stock Exchange (“NYSE”). Members of the Committee may be replaced by the Board.

Operation of the Committee

Meetings shall be held at least two times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.

The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain consultants or search firms used to identify director candidates, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	With respect to the nominating function,

a.	To consider recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof;

A-1

b.

To identify individuals believed to be qualified to become Board members, and to recommend to the Board the individuals to stand for election or reelection as directors. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include:

•	personal qualities and characteristics, experience, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	diversity of viewpoints, background, experience and other demographics;

•	ability and willingness to commit adequate time to Board and committee matters; and

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the Corporation.

The Committee may consider candidates proposed by management, but is not required to do so;

c.

To develop and recommend to the Board, in connection with its assessment of director independence, guidelines to be applied in making determinations as to the absence of material relationships between the Corporation and a director;

d.

To identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members; and

e.

To review, monitor and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of directors.

2.	With respect to corporate governance and other matters,

a.	To exercise oversight of the evaluation of the Board and management;

b.

To develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, to review and reassess those principles at least once a year, and recommend any proposed changes to the Board for approval; and

c.

To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

A-2

ANNUAL MEETING

April 21, 2009
10:00 a.m. Central time

FIRST TENNESSEE BUILDING
M-Level Auditorium
165 Madison Avenue
Memphis, TN 38103

If you consented to access your proxy information electronically, you may view it by going to the following Web site on the Internet:
http://ir.fhnc.com/annuals.cfm

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints George P. Lewis and Lewis R. Donelson, or any one or both of them with full power of substitution, as proxy or proxies, to represent and vote all shares of stock standing in my name on the books of the corporation at the close of business on February 20, 2009, which I would be entitled to vote if personally present at the annual meeting of shareholders of First Horizon National Corporation to be held in the auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, on April 21, 2009, at 10 a.m. Central time or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The board of directors, at the time of preparation of the proxy statement, knows of no business to come before the meeting other than that referred to in the proxy statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE AUTOMATED TELEPHONE VOTING INSTRUCTIONS, THE INTERNET VOTING INSTRUCTIONS, OR THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, WHICH ARE DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.

YOU CAN VOTE YOUR PROXY BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD AS DIRECTED ON THE REVERSE SIDE.

(Continued and see voting instructions on reverse side.)

COMPANY #

There are three ways to vote. Internet or telephone voting is available 24 hours a day, 7 days a week.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. You will need the last four digits of your Social Security number to vote on the Internet or by phone.

[Graphic] INTERNET — www.eproxy.com/fhn

  Use the Internet to vote your proxy until 12 p.m. (CT) on April 20, 2009.

[Graphic] PHONE —1-800-560-1965

  Use any touch-tone telephone to vote your proxy until 12 p.m. (CT) on April 20, 2009.

[Graphic] MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail to Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Unanimously Recommends a Vote FOR Items 1, 2 and 3.

1. Election of five directors to serve until the 2010 Annual Meeting of Shareholders:

01 Mark A. Emkes	03 R. Brad Martin	05 William B. Sansom	☐ Vote FOR	☐ Vote
02 D. Bryan Jordan	04 Vicki R. Palmer		all nominees	WITHHELD
			(except as	from all
			marked)	nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box to the right.

2. Ratification of appointment of KPMG LLP as auditors.	☐	For	☐	Against	☐	Abstain

3. Approval of an advisory proposal on executive compensation.	☐	For	☐	Against	☐	Abstain

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND THE RELATED PROXY STATEMENT.

Address Change? Mark Box ☐ Indicate changes below:

Date	, 2009

Signature(s) in Box

Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.